                                               Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-92187
PROSPECTUS

                      [LOGO OF CHORDIANT SOFTWARE, INC.]


                               4,500,000 Shares

                                 Common Stock

    Chordiant Software, Inc. is offering 4,500,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol CHRD. The initial public offering price will be $18.00 per share.

                             ---------------------

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                             ---------------------

                                                          Per Share    Total
                                                          --------- -----------
Public Offering Price....................................  $18.00   $81,000,000
Underwriting Discounts and Commissions...................  $ 1.26   $ 5,670,000
Proceeds to Chordiant....................................  $16.74   $75,330,000

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters a 30-day option to purchase up to an additional 425,000 shares of our common stock to cover over-allotments. Two of our stockholders, who are identified on page 66, have granted the underwriters a 30-day option to purchase up to an additional 250,000 shares of our common stock to cover over-allotments.

                             ---------------------

Robertson Stephens
                         Dain Rauscher Wessels
                                                     Thomas Weisel Partners LLC

               The date of this prospectus is February 14, 2000

                       [INSIDE FRONT COVER OF PROSPECTUS]

    The inside front cover graphic for Chordiant will be a single page (not gate folded):

    On the top center of the inside front cover there will be the Chordiant logo. Below the logo the page will read e-Business Infrastructure Software.

    In the middle of the page the following graphic will appear:

    The graphic is circular in shape with two layers. The inside layer contains images of 3 men and women who are on the telephone and working with computers. Five words are written (equal distant apart) inside the outside circular layer: FAX, INTERNET, PHONE, EMAIL, INTERACTIVE TV. The outer layer has a shadow of a woman on the bottom left of the outer circle and a vertical view of 3 skyscrapers. Eight words are written in oval blocks (equal distant apart) inside the outer layer of the circle: CUSTOMER DATABASE, SALES, MARKETING, CUSTOMER SERVICE, FIELD SERVICE, PRODUCT OFFERING, BILLING, FULFILLMENT.

    At the bottom of the page the inside front cover will read:

    Chordiant provides e-business infrastructure software that it believes enables companies to offer their customers personalized marketing, sales programs, e-business services, and customer support across multiple communication channels.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  14
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  18
Business.................................................................  27
Management...............................................................  41
Related Party Transactions...............................................  54
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  66
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find More Information......................................  69
Index to Financial Statements............................................ F-1

                             ---------------------


                     Dealer Prospectus Delivery Obligation

    Until March 10, 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

                                    SUMMARY

    This summary highlights information contained in this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully. In this prospectus, the terms Chordiant, we, us, and our refer to Chordiant Software, Inc. and its wholly owned subsidiary Chordiant International, Inc..

    Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the conversion of all our outstanding shares of preferred stock and convertible debentures into shares of common stock upon the closing of this offering;

  .  no exercise of the underwriters' over-allotment options; and

  . the filing of our amended and restated certificate of incorporation before the closing of this offering.

    Chordiant and the Chordiant logo are registered trademarks of Chordiant. WSOP, CCS-Customer Communications Solution and One Click, One Call, One Customer are trademarks of Chordiant. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are the property of their owners.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                            Chordiant Software, Inc.

    Chordiant provides e-business infrastructure software that it believes enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. These channels include the internet, e-mail systems, automated telephony self-service systems, and customer service representatives in call centers and retail outlets. We believe that companies that use organization-wide customer information to provide consistent customer support through all channels of customer contact will be able to compete more successfully in the rapidly changing internet economy.

    Our Customer Communications Solution, or CCS, software product, is comprised of a suite of applications. It includes standard business services, a workflow engine and enterprise integration services supporting network, telephony, and data management connections. It also connects with existing databases and computer systems. Our product is licensed to our customers as a complete e-business infrastructure system. CCS includes a customer service representative application, a web communications application and an e-mail communications application. Our software is designed to enable companies to:

  .  develop a comprehensive single view of the customer;

  .  use automated, sophisticated decision making processes;

  . offer their customers consistent experiences across multiple communications channels; and

  .  utilize standard and customizable business services.

    We license our product and provide related services primarily through our direct sales organization, complemented by the selling and support efforts of systems integrators. We license our product to multinational market leaders in business-to-consumer industries. Our customers include Bank One International, Cable & Wireless Communications, Canadian Tire Acceptance Limited, Chase Manhattan Mortgage Corporation,

Metropolitan Life Insurance Company, Direct Line Group Services Limited, First USA Bank, General Motors' OnStar division, KLM Royal Dutch Airlines and Thomas Cook Global Services.

    Our objective is to continue to provide innovative e-business infrastructure software that enables a company to offer its customers personalized interactions across multiple communication channels.

    Our principal executive offices are located at 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014, and our telephone number is (408) 517-6100. Our internet address is www.chordiant.com. The information on our web site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

                                  The Offering

 Common stock offered................................ 4,500,000 shares

 Common stock to be outstanding after this offering.. 34,818,295 shares

 Use of proceeds..................................... General corporate purposes, including
                                                      working capital and
                                                      capital expenditures. See
                                                      "Use of Proceeds."

 Proposed Nasdaq National Market symbol.............. CHRD

                              --------------------

    The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters' over-allotment options. The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, and excludes:

  . 7,773,658 shares subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $1.82 per share;

  . 898,276 additional shares that we could issue under our equity incentive stock option plan;

  . 700,000 shares that we could issue under our non-employee directors' stock option plan; and

  . 2,000,000 shares that we could issue under our employee stock purchase plan.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
                                                  (in thousands, except per
                                                         share data)
Consolidated Statement of Operations Data:
Net revenues:
 License......................................... $  1,142  $  4,360  $  8,007
 Service.........................................    1,766     8,105     9,581
                                                  --------  --------  --------
     Total net revenues..........................    2,908    12,465    17,588
Cost of net revenues.............................    1,535     9,372    14,749
                                                  --------  --------  --------
Gross profit ....................................    1,373     3,093     2,839
Loss from operations.............................  (11,923)  (17,880)  (22,351)
Net loss......................................... $(11,593) $(17,440) $(23,137)
                                                  ========  ========  ========

Net loss per share:
 Basic and diluted............................... $  (2.31) $  (3.44) $  (4.34)
                                                  ========  ========  ========
 Weighted average shares.........................    5,009     5,075     5,327
                                                  ========  ========  ========
Pro forma net loss per share (unaudited):
 Basic and diluted...............................                     $  (0.93)
                                                                      ========
 Weighted average shares.........................                       24,805
                                                                      ========

                                                       December 31, 1999
                                                 -------------------------------
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                          (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $  6,719   $ 6,719    $80,949
Working capital.................................    1,833     1,833     76,063
Total assets....................................   22,086    22,086     96,316
Borrowings......................................   13,225     3,225      3,225
Deferred revenues...............................   10,196    10,196     10,196
Mandatorily redeemable preferred stock..........   51,609       --         --
Stockholders' equity (deficit)..................  (57,782)    3,827     78,057

    See note 2 of notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma consolidated balance sheet data reflects the conversion of outstanding shares of preferred stock and convertible debt that will be effective upon the closing of this offering. The as adjusted balance sheet data reflects the net proceeds from the sale by us of shares of common stock in this offering at an initial public offering price of $18.00 per share, after deducting underwriting discounts and commissions and offering expenses, and our estimated offering expenses.

                                  RISK FACTORS

    This offering and an investment in our common stock involve a high degree of risk. Please carefully consider the following risk factors before deciding to purchase shares of our common stock. Any of the following risks could seriously harm our business and results of operations. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

                           Risks Related to Chordiant

Because our short operating history makes it difficult to evaluate our prospects, our future financial performance may disappoint investors and result in a decline in our stock price.

    You must consider our prospects given the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. Until September 1997, we were engaged primarily in the research and development of our CCS software product. We licensed our first product in September 1997 and our sales and service organizations are relatively new and still growing. Due to our short operating history, our future financial performance is not predictable and may disappoint investors and result in a decline in our stock price. The revenue and income potential of our product is unproven.

We expect to continue to incur losses and we may not achieve or maintain profitability, which may cause our stock price to decline.

    We incurred net losses of $11.6 million for 1997, $17.4 million for 1998 and $23.1 million for 1999. As of December 31, 1999, we had an accumulated deficit of $62.6 million. We expect to continue to incur losses on both a quarterly and annual basis at least through 2000. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses and to establish additional sales offices domestically and internationally, and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we can sustain this growth or that we will generate sufficient revenues to achieve profitability.

Our operating results fluctuate significantly and an unanticipated decline in revenues may disappoint investors and result in a decline in our stock price.

    Our quarterly revenues will depend primarily upon product implementation by our customers. We have historically recognized most of our license and services revenue using the percentage-of-completion method using labor hours incurred as the measure of progress towards completion of implementation of our product and we expect this practice to continue. Thus, delays in implementation by our customers will reduce our quarterly revenue. Historically, a substantial portion of new customer orders have been booked in the third month of the calendar quarter, with a concentration of these bookings in the last two weeks of the third month. We expect this trend to continue and, therefore, any failure or delay in bookings would decrease our quarterly deferred revenue. If our revenues or operating margins are below the expectations of any securities analysts that may analyze us, or investors, our stock price is likely to decline.

We have limited experience with large-scale deployments and if our product does not successfully operate in a company-wide environment, we may lose sales and suffer decreased revenues.

    If existing customers have difficulty deploying our product, particularly in large-scale deployments, it could damage our reputation and reduce our revenues. Our success requires that our product be highly scalable, or able to accommodate substantial increases in the number of users. To date, no large-scale deployment has been operating at any customer site and our product is currently being used by only a limited number of users. Our product is expected to be deployed on a variety of computer hardware platforms and to be used in connection with a number of third-party software applications by personnel who may have not previously used application software systems or our product. These deployments present very significant technical challenges, which are difficult or impossible to predict.

Failure to successfully customize or implement our product for a customer could prevent recognition of revenues, collection of amounts due or cause legal claims by the customer.

    If a customer is not able to customize or deploy our product successfully, the customer may not complete expected product deployment, which would prevent recognition of revenues and collection of amounts due, and could result in claims against Chordiant. We have in the past had disputes with customers concerning product performance. One dispute, from a 1995 consulting agreement, resulted in a settlement following contractually-required mediation. One, from a 1997 CCS product license, resulted in a settlement following litigation. In a letter dated January 25, 2000, Chase Manhattan Mortgage Corporation claimed that we breached our license and related services agreements with them and provided notice of Chase's intent to terminate the agreements. Chase alleged that we failed to meet product specifications and development-related milestones and requested that we either cure the alleged breaches, or if unable to do so, refund Chase's past payments. In later correspondence, Chase has maintained that our product does not have the requested functionality and that we misrepresented potential scalability. Chase and Chordiant are discussing deliverables requested by Chase to cure the alleged breaches. We do not believe that we have breached our agreements with Chase and intend to continue to satisfy our obligations to Chase. Chordiant intends to defend itself vigorously if an action is bought by Chase. During the years ended December 31, 1999 and 1998, we recognized $5.3 million and $1.5 million of revenue from Chase. At December 31, 1999, our outstanding receivables balance from Chase was $1.7 million. This or any customer disputes, with or without merit, could be costly and time-consuming to defend, reduce our revenues, and harm our reputation. An unfavorable outcome in the dispute with Chase could harm our business.

Our product has a long sales and implementation cycle, which makes it difficult to predict our quarterly results and may cause operating results to vary significantly.

    The period between initial contact with a prospective customer and the implementation of our product is unpredictable and often lengthy, ranging to date from three to twenty-four months. Thus, deferred revenue could vary significantly from quarter to quarter. Any delays in the implementation of our product could cause reductions in our revenues. The licensing of our CCS product is often an enterprise-wide decision that generally requires us to provide a significant level of education to prospective customers about the use and benefits of our product. The implementation of our products involves significant commitment of resources and is commonly associated with substantial implementation efforts that may be performed by us, the customer or third-party system integrators. Customers generally consider a wide range of issues before committing to purchase our product, including product benefits, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability.

Because a small number of customers account for a substantial portion of our software license revenues, our revenues could decline if we lose a major customer.

    We derive a significant portion of our software license revenues in each quarter from a limited number of customers. Loss of a major customer in a particular quarter could cause a decrease in revenue, deferred revenues and net income. In 1998, sales to our four largest customers, KLM Royal Dutch Airlines, Thomas Cook Global Services, Canadian Tire Acceptance Limited and Chase Manhattan Mortgage Corporation accounted for 36%, 19%, 14% and 12% of our total net revenues. For the year ended December 31, 1999, revenues from Chase Manhattan Mortgage Corporation and First USA Bank accounted for 30% and 19% of our total net revenues. We expect that a limited number of customers will continue to account for a substantial portion of our revenues. As a result, if we lose a major customer, if a contract is delayed or cancelled, our revenues would be adversely affected. In addition, customers that have accounted for significant revenues in the past may not generate revenues in any future period causing our failure to obtain new significant customers or additional orders from existing customers to materially affect our operating results.

Defects in our product could diminish demand for our products and result in loss of revenues, decreased market acceptance and injury to our reputation.

    Errors may be found from time to time in our new or enhanced products after commencement of commercial shipments resulting in loss of revenues, decreased sales, injury to our reputation or increased warranty and repair costs. Although we conduct extensive product-testing during product development, we have in the past discovered software errors in our products and as a result have experienced delays in shipment of products. The latest version of our CCS product was introduced in October, 1999.

Our failure to maintain strong relationships with system integrators would harm our ability to market and implement our product and reduce future revenues.

    Failure to establish or maintain relationships with systems integrators would significantly harm our ability to license our software product. System integrators install and deploy our product, in addition to those of our competitors, and perform custom integration of systems and applications. Some system integrators also engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, implementation and support of our product than we would otherwise. Our efforts may also not be as effective as those of the system integrators which could reduce revenues. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. A number of our competitors have stronger relationships with these system integrators and, as a result, these system integrators may be more likely to recommend competitors' products and services.

    In particular, we have established a non-exclusive relationship with Electronic Data Systems Corporation, or EDS, a large system integrator and one of our principal stockholders. In each of 1998 and 1999, over 30% of our revenues were derived from customers for whom Electronic Data Systems has been engaged to provide system integration services. Deterioration of our relationship with Electronic Data Systems could have a material adverse effect on sales of our product.

To date, our sales have been concentrated in the financial services, travel, automotive and telecommunications markets and if we are unable to continue sales in these markets or successfully penetrate new markets, our revenues may decline.

    Sales of our products and services in four markets--financial services, travel and leisure, automotive and telecommunications--accounted for 98% of total net revenues in 1998 and 87% of our total net revenues in 1999. We expect that revenues from these four markets will continue to account for a substantial portion of our total net revenues in 2000. If we are unable to successfully increase penetration of our existing markets or achieve sales in additional markets, or if the overall economic climate of our target markets deteriorates, our revenues may decline.

Continued negative gross margin in service revenues could adversely impact our overall gross margin and income.

    Our services revenues have historically had lower gross margins than our license revenues. As a result, an increase in the percentage of total net revenues represented by services revenues, or an unexpected decrease in license revenues, could have a detrimental impact on our overall gross margins. We anticipate that service revenues will continue to represent over 30% of total net revenues. To increase services revenues, we must expand our services organization, successfully recruit and train a sufficient number of qualified services personnel, and obtain renewals of current maintenance contracts by our customers. This expansion could further reduce gross margins in our service revenues.

We depend on technology licensed to us by third parties, and the loss or inability to maintain these licenses could prevent or delay sales of our product.

    We license technology from several software providers that is incorporated in our product. In particular, we license Forte Tool and related Forte products from Forte Software, a Sun Microsystems, Inc. company. Our license agreement with Forte expires in September 2001, and can be extended upon agreement of the parties. We anticipate that we will continue to license technology from Forte and other third parties in the future. This software may not continue to be available on commercially reasonable terms, if at all. The loss of the Forte technology or other technology licenses could result in delays in the license of our product until equivalent technology, if available, is developed or identified, licensed and integrated into our product.

Defects in third party products associated with our CCS product could impair our CCS products' functionality and injure our reputation.

    The effective implementation of our products depends upon the successful operation of third-party products in conjunction with our products. Any undetected errors in these products could prevent the implementation or impair the functionality of our product, delay new product introductions or injure our reputation. In the past, while our business has not been materially harmed, product releases have been delayed as a result of errors in third-party software and we have incurred expenses in investigating the cause of these errors.

Our customers have the ability to alter our source code and inappropriate alterations could adversely affect the performance of our product, cause injury to our reputation and increase operating expenses.

    Customers have access to our computer source code when they license our product and may alter the source code. Alteration may lead to implementation, operation and upgrade problems for our customers. This could adversely affect the market acceptance of our products, and any necessary investigative work and repairs could cause us to incur significant expenses and delays in implementation.

If we fail to introduce new versions and releases of our CCS product in a timely manner customers may license competing products and our revenues may decline.

    If we are unable to ship or implement enhancements to our CCS product when planned, or fail to achieve timely market acceptance of these enhancements, we may suffer lost sales and could fail to achieve anticipated revenues. A majority of our total revenues have been, and are expected to be, derived from the license of our CCS product. Our future operating results will depend on the demand for this product by future customers, including new and enhanced releases that are subsequently introduced. If our competitors release new products that are superior to our product in performance or price, or we fail to enhance our product and introduce new features and functionality in a timely manner, demand for our product may decline. We have in the past experienced delays in the planned release dates of new versions of our software product and upgrades. New versions may not be released on schedule or may contain defects when released.

If our product does not operate with the hardware and software platforms used by our customers, customers may license competing products and our revenues will decline.

    If our product fails to satisfy advancing technological requirements, the market acceptance of our product could be reduced. We currently serve a customer base with a wide variety of constantly changing hardware, software applications and networking platforms. Customer acceptance of our product depends on many factors such as:

  . our ability to integrate our product with multiple platforms and existing, or legacy systems;

  . our ability to anticipate and support new standards, especially internet standards; and

  . the integration of additional software modules under development with our existing product.

Our reliance on international operations may cause increased operating expenses and cause our net income to decline.

    In 1998, international revenues were 78% of our total net revenues. International revenues were 38% of total net revenues in 1999. We expect international revenues will continue to represent a significant portion of our total net revenues in future periods.

    We have faced, and will continue to face, risks associated with:

  .  difficulties in managing our widespread operations;

  .  difficulties in hiring qualified local personnel;

  .  seasonal fluctuations in customer orders;

  .  longer accounts receivable collection cycles; and

  .  expenses associated with products used in foreign markets.

Any of these factors could have a significant impact on our ability to deliver products on a competitive and timely basis and adversely affect our operating expenses and net income.

    Our international sales are currently U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. In the future, we may elect to invoice some of our international customers in local currencies. Doing so will subject us to fluctuations in exchange rates between the U.S. dollar and the particular local currency.

International expansion could be difficult and we may not achieve sales growth.

    If we are unable to expand our international operations and sales, and build relationships with third parties outside the United States on a timely basis, we may not achieve anticipated sales growth. We have expanded, and intend to continue expanding, our international operations and enter additional international markets. In October 1997, we opened an office in London, England and in January, 2000 we opened an office in the Netherlands. As of December 31, 1999 we had 40 employees based internationally. To increase our international sales opportunities, we will need to further develop our international sales, professional services and support organizations, and we will need to form additional relationships with system integration partners worldwide.

                                 Industry Risks

Competition in our markets is intense and could reduce our sales and prevent us from achieving profitability.

    Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could reduce our future revenues. The market for our product is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Our current competitors include:

    . Internal information technology departments. In-house information technology departments of potential customers have developed or may develop systems that provide some or all of the functionality of our product. We expect that internally developed application integration and process automation efforts will continue to be a significant source of competition.

    . Point application vendors. We compete with providers of stand-alone point solutions for web-based customer relationship management and traditional client/server-based, call-center service customer and salesforce automation solution providers.

    Many of our competitors have greater resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

Because competition for qualified personnel is intense, we may not be able to retain or recruit personnel, which could impact the development and sales of our product.

    If we are unable to hire or retain qualified personnel, or if newly hired personnel fail to develop the necessary skills or to reach expected levels of productivity, our ability to develop and market our product will be weakened. Our success depends largely on the continued contributions of our key management, engineering, sales and marketing and professional services personnel, including Samuel T. Spadafora, our chairman, president and chief executive officer. Except for our chief executive officer, we do not have employment agreements with any of our key personnel. We have experienced significant turnover in our key personnel in the recent past.

    In particular, our ability to increase our sales will depend on our ability to recruit, train and retain top quality sales people who are able to target prospective customers' senior management, and who can productively generate and service large accounts. There is a shortage of sales personnel and competition for qualified personnel is intense, particularly in Silicon Valley.

If we are unable to protect our intellectual property we may lose a valuable asset or incur costly litigation to protect our rights.

    Our success and ability to compete depend upon our proprietary technology. We rely on trademark, trade secret and copyright laws to protect our intellectual property. We have no patents or patent applications. We ship source code to our customers and third-party integrators are given access to it. Despite our efforts to protect our intellectual property, a third party could copy or obtain the source code to our software or other proprietary information without authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology or duplicate our products.

    We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources and may not prove successful. Our protective measures may prove inadequate to protect our proprietary rights. If we are unable to protect our intellectual property, we may lose a valuable asset or incur costly litigation to protect our rights.

If we become subject to intellectual property infringement claims, these claims could be costly and time-consuming to defend, divert management attention and cause product delays, and have an adverse effect on our revenues and net income.

    We expect that software product developers and providers of e-business software will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. Any claims, with or without merit, could be costly and time-consuming to defend, divert our management's attention, or cause product delays. We have no patents or patent applications that we could use defensively against any company bringing such a claim. If our product was found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements to be able to sell our product. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

                                 Offering Risks

We may spend the proceeds from this offering in ways in which our stockholders may not agree.

    Our management has complete discretion on how to spend the proceeds to us from this offering and may spend these proceeds in ways with which our stockholders may not agree. We do not have a specific plan for use of the proceeds of this offering but will use the proceeds for additional working capital and other general corporate purposes.

Our directors and executive officers will retain significant control over Chordiant after the offering, which may lead to conflicts with other stockholders over corporate governance.

    Following the completion of this offering, our directors, executive officers, and holders of 5% or more of our outstanding common stock will beneficially own approximately 79.9% of our outstanding common stock. These stockholders, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. This control may delay or prevent a third party from acquiring or merging with us.

Our stock price may be volatile because our shares have not been publicly traded before, and, as a result, you may lose all or a part of your investment.

    The market price of our common stock may fluctuate significantly in response to factors including the following, most of which are beyond our control:

  .  variations in our quarterly operating results;

  .  changes in market valuations of similar companies; and

  .  departures of key personnel.

    Before this offering, you could not buy or sell our common stock publicly. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay.

    An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result you may be unable to sell your shares of common stock at or above the offering price.

The substantial number of shares that will be eligible for sale in the near future may cause the market price for our common stock to drop significantly, even if our business is doing well.

    Sales of a substantial number of shares of our common stock in the public market following this offering could reduce the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law, and under agreements that our stockholders have entered into with the underwriters. These agreements generally restrict our stockholders from selling shares for a period of 180 days after the date of this prospectus. The following table indicates when the shares of our common stock that were outstanding as of December 31, 1999 will be eligible for sale into the public market:

                                                       Eligibility of Shares
                                                     for Sale in Public Market
                                                     -------------------------
   For the first 180 days after the date of this
    prospectus......................................                --
   180 days after date of this prospectus...........        24,355,140
   At various times after 180 days after date of
    this prospectus.................................         5,963,155

    Additionally, of the 7,773,658 shares issuable upon exercise of options to purchase our common stock outstanding as of December 31, 1999, approximately 2,109,283 shares will be vested and eligible for sale 180 days after the completion of this offering.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties including the risks outlined under the Risk Factors section. These risks may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform to actual results, unless required by law.

                                USE OF PROCEEDS

    We will receive net proceeds of approximately $74.2 million from the sale of the 4,500,000 shares of our common stock in this offering, at an initial public offering price of $18.00 per share and after deducting underwriting discounts and commissions, and estimated offering expenses. If the underwriters' over-allotment options are exercised in full, our net proceeds will be approximately $81.3 million.

    We intend to use the net proceeds from the sale of shares in this offering for additional working capital and other general corporate purposes, including the payment of our outstanding bank lines of credit. As of December 31, 1999, the outstanding balance of our lines of credit was $2.4 million. We have not yet determined our expected use of the remaining portion of these proceeds, but we currently estimate that we will incur at least $32.6 million in operating expenses during the next twelve months as we increase our investments in our business. These operating expenses will be partially offset by revenues received from the licensing of our product.

    The amounts and timing of expenditures will vary depending on factors including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We will retain broad discretion in the allocation of our net proceeds from the sale of shares in this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe that our available cash, together with our net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next twelve months.

    We will not receive any proceeds from the sale of shares by the selling stockholders in the over-allotment portion of this offering.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock. We do not anticipate paying any cash dividends . We currently intend to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

    The following table provides our capitalization as of December 31, 1999:

  .  on an actual basis;

  .  on a pro forma basis after giving effect to:

    . the conversion of all of our outstanding shares of preferred stock and convertible debentures into shares of common stock upon the closing of this offering;

    .  no exercise of the underwriters' over-allotment options;

    . the filing of our amended and restated certificate of incorporation before the closing of this offering; and

    .  a 1 for 2 reverse stock split.

  . on the same pro forma basis as described above, as adjusted to give effect to the sale of shares of common stock in this offering at an initial public offering price of $18.00 per share and after deducting the underwriting discounts and commissions, and estimated offering expenses.

                                                    As of December 31, 1999
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro forma  As Adjusted
                                                 --------  ---------  -----------
                                                         (in thousands)
                                                          (unaudited)
Long-term borrowings...........................  $ 10,617  $    617    $    617
                                                 --------  --------    --------
Mandatorily redeemable preferred stock:
 25,027,985 shares authorized, 22,412,194
 shares issued and outstanding, actual; no
 issued and outstanding, pro forma and pro
 forma as adjusted.............................    51,609        --          --
                                                 --------  --------    --------
Stockholders' equity (deficit):
  Preferred stock, 51,000,000 shares
   authorized; no shares issued and outstanding
  Common stock: 300,000,000 shares authorized,
   5,906,101 shares issued and outstanding,
   actual; 30,318,295 shares issued and
   outstanding, pro forma; and 34,818,295
    shares issued and outstanding, pro forma as
   adjusted....................................         6        30          35
  Additional paid-in capital...................    14,652    76,237     150,462
  Note receivable from stockholder.............      (406)     (406)       (406)
  Unearned compensation........................    (9,470)   (9,470)     (9,470)
  Accumulated deficit..........................   (62,564)  (62,564)    (62,564)
                                                 --------  --------    --------
   Total stockholders' equity (deficit)........   (57,782)    3,827      78,057
                                                 --------  --------    --------
   Total capitalization........................  $  4,444  $  4,444    $ 78,674
                                                 ========  ========    ========

    The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters' over-allotment options. The number of shares of common stock to be outstanding after this offering is based upon the number of shares outstanding as of December 31, 1999, and excludes:

  . 7,773,658 shares subject to options outstanding as of December 31, 1999 at a weighted average exercise price of $1.82 per share;

  . 898,276 additional shares that we could issue under our equity incentive stock option plan;

  . 700,000 shares that we could issue under our non-employee directors' stock option plan; and

  . 2,000,000 additional shares that we could issue under our employee stock purchase plan.

    Of the total shares outstanding, 161,384 shares are subject to our right of repurchase as of December 31, 1999. Please read the above information in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations section and our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

                                    DILUTION

    As of December 31, 1999, we had a pro forma net tangible book value of $3.8 million, or $0.13 per share.

    Pro forma net tangible book deficit per share is equal to:

  .  our total tangible assets minus total liabilities, divided by

  .  the number of outstanding shares of our common stock,

    If we give effect to the sale of 4,500,000 shares of common stock offered by us at an initial public offering price of $18.00 per share, and we deduct the underwriting discounts and commissions and the estimated related expenses, our net tangible book value as of December 31, 1999 would have been $78.1 million, or $2.24 per share. This is an immediate increase in net tangible book value of $2.11 per share to existing stockholders and an immediate dilution of $15.76 per share to new investors. The following table illustrates this per share dilution.

   Assumed initial public offering price per share...............        $18.00
   Pro forma net tangible book value per share as of December 31,
     1999........................................................  $0.13
   Increase per share attributable to new investors..............   2.11
                                                                   -----
   Pro forma net tangible book value after this offering.........          2.24
                                                                         ------
   Dilution per share to new investors...........................        $15.76
                                                                         ======

    The following table summarizes, as of December 31, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We used an initial public offering price of $18.00 per share and we have not deducted underwriting discounts and commissions and estimated offering expenses in our calculations.

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders........  30,318,295  87.1%  $ 58,143,845  41.8%   $ 1.92
New investors................   4,500,000  12.9%    81,000,000  58.2%    18.00
                               ----------  ----   ------------  ----
  Total......................  34,818,295   100%  $139,143,845   100%
                               ==========  ====   ============  ====

    If we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution.

    This discussion and these tables assume no exercise of any outstanding stock options. The exercise of options outstanding under our stock option plans having an exercise price less than the offering price would increase the dilution to new investors.

    If the underwriters exercise their over-allotment options in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to 30,068,295, or 86.4% of the total number of shares of our common stock outstanding; and

  . the number of shares held by new investors will increase to 4,750,000, or 13.6% of the total number of our common stock outstanding.

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data are from our consolidated financial statements. The following data are from our audited consolidated financial statements presented elsewhere in this prospectus:

   .  consolidated statements of operations for 1997, 1998 and 1999; and

   .  consolidated balance sheets at December 31, 1998 and 1999.

    The following data are from our audited combined financial statements not included in this prospectus:

   .  consolidated statements of operations for 1995 and 1996; and

   .  consolidated balance sheets at December 31, 1995, 1996 and 1997.

    When you read this selected consolidated financial data, it is important that you also read the consolidated financial statements and related notes included in this prospectus, as well as the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.


                                        Year Ended December 31,
                               ----------------------------------------------
                                1995     1996      1997      1998      1999
                               -------  -------  --------  --------  --------
                                 (in thousands, except per share data)
Consolidated Statement of
  Operations Data:
Net revenues:
 License...................... $    --  $    --  $  1,142  $  4,360  $  8,007
 Service......................   7,328    2,312     1,766     8,105     9,581
                               -------  -------  --------  --------  --------
     Total net revenues.......   7,328    2,312     2,908    12,465    17,588
                               -------  -------  --------  --------  --------
Cost of net revenues:
 License......................      --       --        73       425       397
 Service......................   5,634    2,353     1,462     8,947    14,352
                               -------  -------  --------  --------  --------
     Total cost of net
       revenues...............   5,634    2,353     1,535     9,372    14,749
                               -------  -------  --------  --------  --------
Gross profit (loss)...........   1,694      (41)    1,373     3,093     2,839
                               -------  -------  --------  --------  --------
Operating expenses:
 Sales and marketing..........     780    1,140     5,142    12,580    13,368
 Research and development.....   2,741    4,598     6,240     5,858     6,494
 General and administrative...   1,019    1,860     1,416     2,046     2,668
 Stock-based compensation.....      --        3       498       489     2,660
                               -------  -------  --------  --------  --------
     Total operating
       expenses...............   4,540    7,601    13,296    20,973    25,190
                               -------  -------  --------  --------  --------
Loss from operations..........  (2,846)  (7,642)  (11,923)  (17,880)  (22,351)
Interest expense..............      --      (55)     (112)     (121)   (1,067)
Other income (expense), net...     (44)     135       442       561       281
                               -------  -------  --------  --------  --------
Net loss...................... $(2,890) $(7,562) $(11,593) $(17,440) $(23,137)
                               =======  =======  ========  ========  ========
Net loss per share:
 Basic and diluted............ $ (0.58) $ (1.51) $  (2.31) $  (3.44) $  (4.34)
                               =======  =======  ========  ========  ========
 Weighted average shares......   5,000    5,002     5,009     5,075     5,327
                               =======  =======  ========  ========  ========
Proforma net loss per share:
 Basic and diluted............                                       $  (0.93)
                                                                     ========
 Weighted average shares......                                         24,805
                                                                     ========

                                              December 31,
                               ----------------------------------------------
                                1995     1996      1997      1998      1999
                               -------  -------  --------  --------  --------
                                             (in thousands)
Consolidated Balance Sheet
  Data:
Cash and cash equivalents..... $ 2,053  $ 2,678  $ 18,916  $  1,713  $  6,719
Working capital (deficit).....    (852)  (1,368)    7,767   (10,162)    1,833
Total assets..................   6,113    7,282    21,360    11,521    22,086
Borrowings....................     483    1,045     1,268     1,687    13,225
Deferred revenues.............   1,950    4,179     4,402     5,719    10,196
Mandatorily redeemable
  convertible preferred
  stock.......................   2,014    9,047    28,949    28,949    51,609
Stockholders' equity
  (deficit)...................  (2,024)  (9,586)  (20,682)  (37,604)  (57,782)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

    Chordiant provides e-business infrastructure software that it believes enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. Our product, Customer Communications Solution, or CCS, is a suite of applications designed to integrate customer information from different data sources, automate business processes dependent on a customer's specific profile and request, and provide consistent service to customers across communications channels including the internet, telephone, e-mail and branch offices.

    Chordiant was incorporated in California in March 1991 and was reincorporated in Delaware in October 1997. Before 1997, we were primarily engaged in custom consulting services. We released the first version of our CCS product in September 1997. With the release of this product, we accelerated the development of our sales and marketing organizations.

    We derive revenues primarily from licenses of our CCS product and from related services, which include implementation, consulting, customization and integration, post-contract customer support and training. Our product is typically licensed directly to customers for a perpetual term, with pricing based on the number of servers and the number of users.

    On contracts involving significant implementation or customization essential to the functioning of our product, license and service revenues are recognized using the percentage-of-completion method using labor hours worked as the measure of progress towards completion. We classify revenues from these arrangements as license and services revenues based upon the estimated fair value of each element. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated. We expect that a majority of our license and service revenues will be recognized using this percentage-of-completion methodology.

    On contracts that do not involve significant implementation or customization essential to the functioning of our product, license revenues are recognized when there is persuasive evidence of an arrangement for a fixed and determinable fee that is probable of collection and when delivery has occurred. For arrangements with multiple elements, we recognize revenues for the delivered elements based upon the residual contract value as prescribed by Statement of Position No. 98-9, Modification of SOP No. 97-2 with Respect to Certain Transactions.

    Service revenues from consulting and training services are recognized as these services are performed. Service revenues from post-contract customer support are recognized over the contractual support term, generally one year.

    In the future, we expect to derive revenues from contracts that provide for implementation services at a fixed hourly rate. On other contracts we expect to derive revenues from the licensing of the installed product on a per transaction basis. In connection with these types of arrangements, we will recognize the fair value of the implementation services as the services are delivered and will recognize license fees on a monthly basis at the contractual rate.

    We bill customers according to contract terms. Amounts billed to customers in excess of revenues recognized are recorded as deferred revenues.

    Service revenues as a percentage of total revenues were 61% in 1997, 65% in 1998 and 54% in 1999. To help ensure the success of early product deployments by customers, in early 1998 we began establishing a significant service organization. The organization assists customers, and third parties such as system integrators, in the design and implementation of our product. Since service revenues have a lower gross margin than license revenues, this service activity resulted in reduced overall gross margins. In addition, in the fourth quarter of 1998 and through 1999, we engaged third parties to provide services to customers, who then billed us for their services. As a result of using third party resources, revenues from these contracts generated very small gross margins. As a result of expansion of our service organization and use of system integrators that bill our customers directly for services, we believe that our use of third party service providers will decline substantially in future periods. We expect that service revenue will continue to represent over 30% of total revenues.

    We sell our product through our direct sales force, and augment our sales efforts through relationships with system integrators, application service providers and technology vendors. Our revenues to date have been derived from customer accounts in the United States, United Kingdom, Netherlands, Canada and South Africa. In October 1997, we opened an office in London, England and in January, 2000 we opened an office in the Netherlands. In 1998, international revenues were $9.7 million or approximately 78% of our total net revenues and in 1999, international revenues were $6.6 million or approximately 38% of our total revenues. We believe international revenues will continue to represent a significant portion of our total revenues in future periods.

    A small number of customers account for a significant portion of our total revenues. As a result, the loss or delay of individual orders or delays in the product implementations for a customer can have a large impact on our revenues. In 1997, revenues from Pagenet and Visa accounted for 53% and 28% of our total net revenues. In 1998, revenues from KLM Royal Dutch Airlines, Thomas Cook Global Services, Canadian Tire Acceptance Limited and Chase Manhattan Mortgage Corporation accounted for 36%, 19%, 14% and 12% of our total net revenues. In 1999, revenues from Chase Manhattan Mortgage Corporation and First USA accounted for 30% and 19% of our total net revenues. We expect that revenues from a small number of customers will continue to account for a majority of our total net revenues in the future as historical implementations are completed and replaced with new projects from new and existing customers.

    Since our inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our product development, sales, marketing and professional services organizations. This was done to build an infrastructure to support our long-term growth strategy. The number of our full-time employees increased from 70 as of September 30, 1997 to 144 as of December 31, 1999, representing an increase of 206%. Generally as a result of start-up costs, development and increasing sales and marketing expenses, we have incurred net losses in each quarter since our inception and, as of December 31, 1999, had an accumulated deficit of $62.6 million. We anticipate that our operating expenses will continue to increase as we expand our product development, sales and marketing and professional services organization. We expect to incur net losses in the future.

    We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicative of future performance. Our prospects must be considered given the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving businesses. There can be no assurance we will be successful in addressing these risks and difficulties. In addition, although we have experienced revenue growth recently, this trend may not continue. In addition, we may not achieve or maintain profitability in the future.

Results of Operations

    The following tables provide the consolidated statement of operations data for each of the years ended December 31, 1997, 1998 and 1999, as well as the percentage of our total net revenues represented by each item. This information has been derived from the consolidated financial statements included in this prospectus.

                                                 Year Ended December 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
                                                      (in thousands)
Consolidated Statement of Operations Data:
Net revenues:
 License....................................... $  1,142   $  4,360   $  8,007
 Service.......................................    1,766      8,105      9,581
                                                --------   --------   --------
     Total net revenues........................    2,908     12,465     17,588
                                                --------   --------   --------
Cost of net revenues:
 License.......................................       73        425        397
 Service.......................................    1,462      8,947     14,352
                                                --------   --------   --------
     Total cost of net revenues................    1,535      9,372     14,749
                                                --------   --------   --------
Gross profit...................................    1,373      3,093      2,839
                                                --------   --------   --------
Operating expenses:
 Sales and marketing...........................    5,142     12,580     13,368
 Research and development......................    6,240      5,858      6,494
 General and administrative....................    1,416      2,046      2,668
 Stock-based compensation......................      498        489      2,660
                                                --------   --------   --------
     Total operating expenses..................   13,296     20,973     25,190
                                                --------   --------   --------
Loss from operations...........................  (11,923)   (17,880)   (22,351)
 Interest expense..............................     (112)      (121)    (1,067)
 Other income (expense), net...................      442        561        281
                                                --------   --------   --------
Net loss....................................... $(11,593)  $(17,440)  $(23,137)
                                                ========   ========   ========
                                                 Year Ended December 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
As a Percentage of Total Net Revenues:
Net revenues:
 License.......................................       39 %       35 %       46 %
 Service.......................................       61         65         54
                                                --------   --------   --------
     Total net revenues........................      100        100        100
                                                --------   --------   --------
Cost of net revenues:
 License.......................................        3          3          2
 Service.......................................       50         72         82
                                                --------   --------   --------
     Total cost of net revenues................       53         75         84
                                                --------   --------   --------
Gross profit...................................       47         25         16
                                                --------   --------   --------
Operating expenses:
 Sales and marketing...........................      177        101         76
 Research and development......................      214         47         37
 General and administrative....................       49         16         15
 Stock-based compensation......................       17          4         15
                                                --------   --------   --------
     Total operating expenses..................      457        168        143
                                                --------   --------   --------
Loss from operations...........................     (410)      (143)      (127)
 Interest expense..............................       (4)        (1)        (6)
 Other income (expense), net...................       15          4          1
                                                --------   --------   --------
Net loss.......................................     (399)%     (140)%     (132)%
                                                ========   ========   ========

Net Revenues

    License. License revenues consist of licenses of our CCS software. License revenues increased from $1.1 million in 1997 to $4.4 million in 1998 to $8.0 million in 1999 due to the growth in the number of product implementations by new customers and higher average transaction size. Our average transaction size has increased due to deployments by our customers to larger numbers of users.

    Service. Service revenues consist of consulting assistance and implementation, customization and integration, and post-contract customer support and training. Service revenues increased from $1.8 million in 1997 to $8.1 million in 1998 to $9.6 million in 1999. The 1997 to 1998 increase in service revenues was due to consulting work performed in connection with several large customer implementations. The revenue increase in 1999 was primarily due to a continuation in large customer implementations as well as maintenance, support and consulting revenues associated with license agreements signed in earlier periods.

Cost of Net Revenues

    License. Cost of license revenues consist primarily of royalty payments to third parties for technology incorporated in our product. We began paying royalties in 1997.

    Service. Cost of service revenues consist primarily of salaries, facility costs and payments to third-party consultants incurred in providing customer support, training and implementation services. Cost of service revenue was $1.5 million in 1997, $8.9 million in 1998 and $14.4 million in 1999. Our cost of service revenue increased significantly in 1998 compared to 1997 due to our use of a third-party service provider to provide implementation services to our customers and our hiring of additional service personnel. During the year ended December 31, 1999, we hired a number of additional service personnel in anticipation of supporting a larger customer base in future periods. These increased investment efforts to meet anticipated customer demand resulted in negative gross margins from service revenues for the years ended December 31, 1998 and 1999. We expect that the cost of services revenues will continue to increase in dollar amount as we continue to expand our professional services organization to meet anticipated customer demand.

Operating Expenses

    Sales and marketing. Sales and marketing expenses consist of salaries, commissions, field office expenses, travel and entertainment, promotional expenses and facility costs. Sales and marketing expenses increased from $5.1 million in 1997 to $12.6 million in 1998, and were $13.4 million in 1999. The increase in these expenses for 1998 compared to 1997 was attributable to increases of $5.2 million in personnel expenses, $1.6 million in allocated depreciation and overhead costs, and $600,000 in marketing and advertising costs. The increase of $788,000 for 1999 compared to 1998 was attributable to $1.4 million increase in personnel expenses, offset by a decrease in $612,000 of advertising cost. We expect that sales and marketing expenses will continue to increase in dollar amounts as we continue to expand our sales and marketing efforts, establish additional U.S. and international sales offices and increase promotional activities.

    Research and development. Research and development expenses include costs associated with the development and enhancement of our product, quality assurance activities and allocated facility costs. These costs consist primarily of employee salaries, benefits and the cost of consulting resources that supplement our internal development team. Due to the relatively short time between the date our products achieve technological feasibility and the date they become generally available to customers, costs subject to capitalization under SFAS No. 86 have been immaterial and have been expensed as incurred. Research and development expenses decreased from $6.2 million in 1997 to $5.9 million in 1998, and were $6.5 million 1999. The decrease in these expenses for 1998 compared to 1997 was attributable to personnel related expenses. The increase in these expenses for 1999 compared to 1998 was attributable to an increase of $350,000 in personnel expenses and an increase of $250,000 in general and administrative costs. We anticipate that we will continue to devote substantial resources to research and development and that these expenses will continue to increase in dollar amounts.

    General and administrative. General and administrative expenses consist of salaries for administrative, executive and finance personnel, recruiting costs, information systems costs, professional service fees and allocated facility costs. These expenses increased from $1.4 million in 1997, to $2.0 million in 1998 and were $2.7 million in 1999. The increase in these expenses for 1998 compared to 1997 was attributable to increases in $100,000 in professional service fees and $500,000 in facility costs due to the move of our corporate offices to a larger facility in support of our growing business. The increase in these expenses for 1999 compared to 1998 was attributable to increases of personnel expenses. This increase was primarily the result of additional finance, executive and information services and an increase in outside contractor expenses associated with increased recruiting efforts and expanded human resources programs. We believe that our general and administrative expenses will continue to increase in dollar amounts as a result of our growing operations and the additional expenses associated with operating as a public company.

    Amortization of stock-based compensation. Amortization of stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. Employee stock-based compensation expense is amortized over a four-year vesting schedule using the multiple option approach. In connection with the grant of some employee stock options, we recorded aggregate unearned stock-based compensation expense of $11.3 million in 1999. Stock-based compensation included in operating expenses totalled $498,000 in 1997, $489,000 in 1998 and $2.7 million in 1999.

    From January 1, 2000 through February 10, 2000, we granted stock options to purchase an aggregate of 285,500 shares of common stock at a weighted-average exercise price of $8.37 per share. In connection with the grant of these stock options Chordiant recognized unearned compensation totalling $1,892,000 which will be amortized over the four year vesting period of the stock options.

Interest and Other Income (Expense), and Interest Expense

    Interest and other income (expense), net, and interest expense consists of interest income generated from our cash, cash equivalents and short-term investments, interest expense incurred in connection with outstanding borrowings and other non-operating income and expenses. Interest and other income (expense), net of interest expense increased from $330,000 in 1997 to $440,000 in 1998, and was $(786,000) in 1999. The increase in these expenses for 1998 compared to 1997 was attributable to increased interest income. The losses for 1999 compared to 1998 was attributable to an increase in borrowings, resulting in increased interest expense.

Provision for Income Taxes

    We have incurred operating losses for all periods since our inception. Our deferred tax assets primarily consist of net operating loss carryforwards, nondeductible allowances and research and development tax credits. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not considered by management to be more-likely-than-not.

    As of December 31, 1998, we had net operating loss carryforwards for federal tax purposes of approximately $25.7 million and for state tax purposes of approximately $13.0 million. As of December 31, 1999, we had net operating loss carryforward for federal tax purposes of approximately $48.0 million and for state tax purposes of approximately $23.7 million. These federal and state tax loss carryforwards are available to reduce future taxable income. The federal tax loss carryforwards expire beginning in 2011 and the state tax loss carryforwards expire beginning in 2001. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be used in the future to offset taxable income.

Quarterly Results of Operations

    The following table provides unaudited consolidated statement of operations data for the eight quarters in the period ended December 31, 1999, as well as that data expressed as a percentage of our total net revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information.

                                                         Quarter Ended
                          -------------------------------------------------------------------------------------
                          March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,  Dec. 31,
                            1998       1998       1998       1998       1999       1999       1999       1999
                          ---------  --------   ---------  --------   ---------  --------   ---------  --------
                                                        (in thousands)
                                                          (unaudited)
Consolidated Statement
  of Operations Data:
Net revenues:
 License................   $   253   $   955     $ 1,426   $ 1,726     $ 1,769   $ 1,671     $ 1,885   $ 2,682
 Service................       596     1,018       1,731     4,760       2,702     2,050       2,170     2,659
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total net
       revenues.........       849     1,973       3,157     6,486       4,471     3,721       4,055     5,341
                           -------   -------     -------   -------     -------   -------     -------   -------
Cost of net revenues:
 License................        --        --         288       137           7        38         173       179
 Service................       694     1,183       2,227     4,843       3,313     3,050       3,402     4,587
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total cost of net
       revenues.........       694     1,183       2,515     4,980       3,320     3,088       3,575     4,766
                           -------   -------     -------   -------     -------   -------     -------   -------
Gross profit............       155       790         642     1,506       1,151       633         480       575
                           -------   -------     -------   -------     -------   -------     -------   -------
Operating expenses:
 Sales and marketing....     2,236     3,197       3,084     4,063       2,959     3,315       3,283     3,811
 Research and
   development..........     1,456     1,281       1,406     1,715       1,632     1,671       1,487     1,704
 General and
   administrative.......       364       460         528       694         578       633         701       756
 Stock-based
   compensation.........         4        33         237       215         268       294         202     1,896
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total operating
       expenses.........     4,060     4,971       5,255     6,687       5,437     5,913       5,673     8,167
                           -------   -------     -------   -------     -------   -------     -------   -------
Loss from operations....    (3,905)   (4,181)     (4,613)   (5,181)     (4,286)   (5,280)     (5,193)   (7,592)
 Interest expense.......       (27)      (26)        (31)      (37)        (67)     (324)       (356)     (320)
 Other income (expense),
   net..................       224       169         102        66          16        16          38       211
                           -------   -------     -------   -------     -------   -------     -------   -------
Net loss................   $(3,708)  $(4,038)    $(4,542)  $(5,152)    $(4,337)  $(5,588)    $(5,511)  $(7,701)
                           =======   =======     =======   =======     =======   =======     =======   =======
As a Percentage of Total
  Net Revenues:
Net revenues:
 License................        30 %      48 %        45 %      27 %        40 %      45 %        46 %      50 %
 Service................        70        52          55        73          60        55          54        50
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total net
       revenues.........       100       100         100       100         100       100         100       100
                           -------   -------     -------   -------     -------   -------     -------   -------
Cost of net revenues:
 License................        --        --           9         2           0         1           4         3
 Service................        82        60          71        75          74        82          84        86
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total cost of net
       revenues.........        82        60          80        77          74        83          88        89
                           -------   -------     -------   -------     -------   -------     -------   -------
Gross profit............        18        40          20        23          26        17          12        11
                           -------   -------     -------   -------     -------   -------     -------   -------
Operating expenses:
 Sales and marketing....       263       162          97        63          66        89          81        71
 Research and
   development..........       171        65          45        26          37        45          37        32
 General and
   administrative.......        43        23          16        11          13        17          17        14
 Stock-based
   compensation.........         1         2           8         3           6         8           5        36
                           -------   -------     -------   -------     -------   -------     -------   -------
     Total operating
       expenses.........       478       252         166       103         122       159         140       153
                           -------   -------     -------   -------     -------   -------     -------   -------
Loss from operations....      (460)     (212)       (146)      (80)        (96)     (142)       (128)     (142)
 Interest expense.......        (3)       (2)         (1)       --          (1)       (9)         (9)       (6)
 Other income (expense),
   net..................        26         9           3         1           0         1           1         4
                           -------   -------     -------   -------     -------   -------     -------   -------
Net loss................      (437)%    (205)%      (144)%     (79)%       (97)%    (150)%      (136)%    (144)%
                           =======   =======     =======   =======     =======   =======     =======   =======

    We have a limited operating history, which makes it difficult to predict future operating results. We intend to continue to invest significantly in our professional services organization, sales and marketing, and research and development, and expect to incur net losses in the future. Our operating expenses are relatively fixed and a delay in the recognition of revenues from one or more license transactions could cause large variations in operating results from quarter to quarter. While a large portion of our license revenues each quarter is recognized from deferred revenues on a percentage of completion basis, our quarterly performance will depend upon entering into new contracts to generate revenues for both current and future quarters. New contracts will likely not result in revenues during the quarter in which the contract was signed, and we may not be able to accurately predict when revenues from these contracts will be recognized. Our future operating results will depend on factors including the following:

  . delays in our ability to recognize revenues due to decisions by our customers to postpone software delivery or implementation;

  . size and timing of customer orders and product and service delivery schedules;

  .  length of our sales cycle;

  .  the success of our international operations;

  . success in maintaining and enhancing existing relationships and developing new relationships with system integrators;

  . the level of utilization of our own professional services organization and third-party service providers; and

  .  timing of our development and release of new and enhanced products.

    We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts, if any, and investors. If this happens, the price of our common stock would likely decline.

Liquidity and Capital Resources

    Since inception, we have financed our operations primarily through private sales of common and preferred stock, with net proceeds totaling $51.6 million, and through the sale of $10.0 million in convertible debentures. As of December 31, 1999, we had $6.7 million in cash and cash equivalents, and $1.8 million in working capital with $13.2 million of outstanding debt. Of the outstanding debt, $10.0 million is in the form of convertible debentures that will convert into 2 million shares of our common stock on the closing of this offering. We intend to repay our outstanding bank line of credit following the closing of this offering.

    Net cash used in operating activities was $3.1 million in 1997 and $14.6 million in 1998 and $27.6 million for 1999. Net cash used in investing activities was $744,000 in 1997, $3.1 million in 1998 and $1.9 million for 1999. Investing activities consist primarily of purchases of property and equipment and net proceeds from transactions involving our short-term investments. Net cash generated from financing activities was $20.1 million in 1997, $448,000 in 1998 and $34.5 million in 1999. Net cash generated from financing activities consists primarily of net proceeds from the issuance of preferred stock.

    As of December 31, 1999, we had two lines of credit with a bank permitting us to borrow up to an aggregate of $5.0 million. Borrowings under the accounts receivable line of credit bear interest at the lending bank's prime rate of 8.50% as of December 31, 1999, and are limited to 80% of eligible accounts receivable. Borrowings under the equipment loan bear interest at the lending bank's prime rate plus 0.25%. Our assets secure borrowings under both lines of credit. The lines of credit require us to maintain a minimum quick ratio of
1.25 to 1.00, a minimum liquidity ratio of 1.25 to 1.00, and a minimum capital base of $4,000,000 through December 31, 1999 and $7,000,000 afterward. As of December 31, 1999, we were in compliance with our financial covenants and we had borrowed $2.4 million against the lines of credit.

    Payments under non-cancelable operating lease agreements for facilities and other equipment expire on various dates through 2004, resulting in aggregate lease expenses ranging from $799,000 to $1.7 million per year. We finance the acquisition of property and equipment, primarily computer hardware and software for our increasing employee base, as well as for our management information systems, primarily through non-cancelable leases. We project capital expenditures of $1.7 million in 2000 for computer hardware and software applications.

    We expect to continue to experience growth in our operating expenses. We anticipate that operating expenses and planned capital expenditures will continue to be a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next 12 months. After that period, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise these additional funds through public or private debt or equity financings. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms.

Recently Issued Accounting Pronouncements

    In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position. In July 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 was issued. We will be required to adopt SFAS No. 133 in 2000.

Qualitative and Quantitative Disclosures About Market Risk

    We are developing products in the United States and currently market our product in North America, Europe and Africa. Our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures have been provided.

Year 2000 Readiness

    The year 2000 issue refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether 00 means 1900 or 2000, which may result in failures or the creation of erroneous results.

    We designed our product to be year 2000 compliant when configured and used properly, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our product are year 2000 compliant. However, we have not completely tested older versions of our product for year 2000 compliance. We continue to respond to customer questions about prior versions of our product on a case-by-case basis.

    We have defined year 2000 compliant as the ability to:

  . correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . respond to two-digit date input in a way that resolves the ambiguity of century in a disclosed, defined and predetermined manner;

  . store and provide output of date information in ways that are unambiguous about century if the date elements in interfaces and data storage specify the century; and

  .  recognize year 2000 as a leap year.

    As part of our year 2000 compliance strategy, we request assurances from our vendors that licensed software is year 2000 compliant. To date, we have received assurances from all significant vendors of our enterprise resource planning software, and technology support software about their year 2000 compliance. Despite testing by us and current and potential customers, and assurances from developers of technology incorporated into our product, our product may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our product could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could seriously harm our business. We are not aware of any year 2000 problems with our product caused by the recent commencement of year 2000.

    Litigation about year 2000 compliance issues could be significant, and we are aware of potential lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it. Congress recently passed a law that is intended to limit liability for some failures to achieve year 2000 compliance. There can be no assurance that this law will provide us with any protection.

    We have completed an assessment of our material internal information technology systems, including our own software products and third-party technology. We continue to assess our non-information technology systems. To the extent that we are unable to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are year 2000 compliant. We are not aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    We do not have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our product and services. As a result, our business could be harmed.

    We have funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with year 2000 compliance that could harm our business.

    Year 2000 issues affecting our business, if not adequately addressed by us, our third-party vendors or suppliers or our customers, could have a number of negative consequences. These include:

  . claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and

  .  material disruption to our business.

                                    BUSINESS

Overview

    Chordiant provides e-business infrastructure software that it believes enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. Our product, Customer Communications Solution, or CCS, is a suite of applications designed to integrate customer information from disparate data sources, automate business processes dependent on a customer's specific profile and request, and provide consistent service to customers across communications channels including the internet, telephone, e-mail and branch offices. Our product is designed to enable companies to increase the value of their customers by facilitating interactions between customers and companies that we believe will help retain customers, grow revenues and increase profits. Our customers include multinational market leading business-to-consumer companies such as Bank One International, Cable & Wireless Communications, Canadian Tire Acceptance Limited, Chase Manhattan Mortgage Corporation, Direct Line Group Services Limited, First USA Bank, General Motors' OnStar division, KLM Royal Dutch Airlines, Metropolitan Life Insurance Company and Thomas Cook Global Services.

Industry Background

    The internet is large, pervasive, and rapidly growing. The internet has emerged as a major platform for communication, providing new, highly efficient channels through which companies can engage in commerce and interact directly with customers. International Data Corporation forecasts that commerce conducted over the internet will grow from $50 billion in 1998 to $1.3 trillion by 2003.

    First generation electronic commerce companies generally offered a wider selection of products at lower prices than traditional businesses and measured success primarily by the number of web site visitors. These online businesses focused primarily on gaining new customers and focused less on ways to deliver high levels of customer service to retain existing customers. The internet has created a new set of retail challenges, including price standardization, product commoditization, decreased customer loyalty and high customer acquisition and retention costs. As a result many of these early online businesses struggled to continue their rapid growth without delivering consistent high quality customer service across the broad array of communications channels that were created by the convergence of traditional and internet-based communications channels.

    Today, we believe customers are placing increasing value on convenient access to information, products and services. To be successful in the next generation of online commerce, commonly referred to as e-business, we believe companies must take an approach to attract and retain valuable customers that is primarily focused on the customer. To attract customers, companies must focus on developing and executing a new set of strategies that provide users with personalized experiences when they first contact the company. Companies must be more responsive to customer needs and focus on delivering superior customer service and satisfaction to differentiate themselves from their competitors. Companies must work to retain their customers by providing relevant and targeted experiences each time interactions take place. Moreover, companies must recognize that every customer interaction provides an opportunity to sell additional, and more valuable, products and services and increase customer loyalty through personalized customer interaction.

    While the internet has emerged as a significant channel to initiate and maintain customer relationships, we believe that existing and established customer communication channels have not become less significant. Specifically, to remain competitive, we believe that companies must provide consistent high quality customer service across all communication channels including the internet, e-mail systems and automated telephony self-service systems as well as call center, branch and retail outlet contact points. Companies that use organization-wide customer information to provide consistent customer services through interactions across multiple channels and contact points will be able to compete more successfully in the rapidly changing internet economy.

    There are many challenges to implementing an approach to e-business that is focused on individual customers. These challenges include providing customers access to information and functionality that traditionally resides within complex back-end systems, integrating and managing disparate systems and generating relevant processes in real time. Successful integration of these systems and the creation of a comprehensive single view of the customer will allow companies to control routing and prompting of appropriate responses to the customer in an automated and dynamic process.

    Many existing product technologies do not meet the new requirements of e-business. Client/server technologies for sales force automation, call centers and field service management were originally designed for departmental functions and use by employees rather than customers. The growth of the internet has given rise to a wide range of new products focused on a specific channel of customer contact such as web self-service, e-mail response, and marketing automation. These single function web-based products are not likely to completely replace existing means of handling customer service and commerce. For instance, many companies continue to rely heavily on telephone-based customer service representatives and are struggling to integrate web and e-mail products with the telephone. Companies have responded to the lack of integration among existing products by attempting to design and build their own e-business software applications. The cost and time to custom build these new systems can be prohibitive, and the expertise required to design and integrate the systems are often beyond the capabilities of most companies. Additionally, most commercially-available and custom-built systems do not have the flexibility to integrate existing and anticipated technologies or to allow customization to keep up with a constantly changing Internet economy.

    We believe that companies need a flexible, integrated e-business infrastructure solution that supports all channels of customer contact with a comprehensive single view of the customer and consistent business services. Today, customer data must be accessed from multiple data sources, existing applications and transaction systems to respond to customer inquiries according to company specific business rules. Unlike traditional customer profiles, a comprehensive single view of the customer must be updated real time for each customer contact and reflect the customer's contact history and other relevant information. A complete customer focused e-business solution improves the ability to attract, engage and retain customers on a personalized basis and understand their needs and preferences to provide consistent interactions with customers through any communication channel.

Solution

    We provide e-business infrastructure software that we believe enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels. We have designed our product to integrate customer information from different data sources, generate business processes dependent on a customer's specific profile and request, and provide uniform service and data to customers across multiple communications channels. Our product is designed to enable companies to deliver appropriate offers and information to a targeted customer at the time of customer need. We believe that companies that use our product can increase the value of their customers through improved retention rates and linked selling opportunities that result from a personalized customer interaction.

    Key benefits of our solution include:

    Comprehensive single view of the customer. Companies that have a comprehensive single view of their customers and distribute that information throughout the enterprise to the points of customer contact can provide a more consistent and personalized consumer experience. Our data management technology helps companies develop a single view of the customer by integrating, consolidating and managing data derived from external and internal sources. Our product uses multiple data sources, existing applications and transaction systems to build a comprehensive single view of the customer and generate the appropriate response at time of contact. A bank, for example, might use our product to integrate information about a customer contained in internal databases such as credit card, mortgage and savings account historical transaction systems, web logs and e-mail management systems, as well as external databases such as national credit check services. By integrating this information, the bank has a more comprehensive understanding of the customer's ability to repay a loan and the value of that customer's relationship with the bank.

    Automated, sophisticated decision making processes. Workflow-driven business processes help companies to make automated, yet informed, decisions about customer inquiries. Our workflow processing system supports customizable business processes that allow companies to develop business rules that will be implemented consistently. Our workflow editor is a graphical user interface application that allows business analysts to customize and automate their company's unique business rules. Our sophisticated routing engine is designed to allow companies to instantly determine how to respond to specific customer inquiries and generate offers appropriate for particular customers. A bank, for example, could specify that at the time of contact, only customers with a solid credit card history, an existing home loan, a savings account with a minimum balance and a clean credit history should receive an attractive auto loan rate and free online bill payment services.

    Consistent customer experience across multiple channels. Companies that provide customers with a consistent experience across multiple communication channels should enjoy greater customer satisfaction because customers are able to receive the same reliable service and information regardless of how they choose to contact the company. There is a large and increasing number of customer communications channels, including web, e-mail, fax, self-service systems, call centers and retail outlets. Our product implements a common set of business rules uniformly across systems already existing in different customer communications channels. A bank, for example, could ensure that a particular customer receives the same attractive auto loan rate and online bill payment service promotion, regardless of whether the customer contacts the bank through the web, e-mail, a customer service call center or in person at a local branch.

    Standard and customizable business services. We believe that companies that implement customized business services will realize greater levels of efficiency, consistency and customer satisfaction. Our product provides a broad set of standard business objects, or fundamental business functions, that are common across industries. These standard business objects can be modified to accommodate specific customer and business processes, policies and transactions of individual companies. A bank, for example, could customize our business objects by activating specific financial services objects related to specific transactions, such as processing auto loans, and alter our standard loan business processes to bypass an external credit check if the customer has a clean credit and mortgage history.

Strategy

    Our objective is to continue to provide innovative e-business infrastructure software that enables companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple communication channels.

    Key elements of our strategy include:

    Continue technology leadership. The increasing demands for multi-channel interactive e-business solutions require a product that is adaptable, extensible and interoperable. To meet these requirements, we intend to continue to devote substantial resources to the development of new and innovative product capabilities. Because we have designed our product from the beginning to utilize the capabilities of the internet, we believe that our product is more easily adapted to a constantly changing, e-business environment. For example, is designed to accommodate additional contact points such as personal digital assistants, cellular telephones and digital television.

    Extend technology and integration alliances. We have sought, secured and continue to seek, strategic alliances to assist in developing, marketing and selling our product. This approach is intended to leverage the technology and resources available to perform application design and development services for our customers and provide additional marketing and technical expertise in industry segments. To help ensure that we deliver a comprehensive product to our customers, we have established strategic relationships with organizations in four general categories:

  .  computing and network platform vendors;

  .  software platform vendors;

  .  application service providers; and

  .  systems integrators.

    Target leading global business-to-consumer companies. We intend to continue to target the global leaders in our primary business-to-consumer markets by providing solutions to the financial services, telecommunications, travel and retail industries, including many internet-only businesses that compete in these markets. These industries are characterized by commodity-like products and large numbers of dispersed customers, partners, vendors and suppliers. We believe that companies in these industries will be early users, and early beneficiaries, of an integrated system that can deliver personalized, real-time processes utilizing a comprehensive single view of the customer.

    Expand worldwide infrastructure. We intend to continue to grow our global presence by expanding our worldwide field sales, marketing and services organizations. We plan to continue to expand our international presence by adding direct sales personnel and increasing our indirect sales channels. In particular, we plan to expand our European operations from our existing international headquarters in London, England in early 2000.

    Growth Through Customer References. We plan to achieve additional market success as our customers become successful in using their e-business initiatives to increase customer retention and revenues. Our most successful customers become valuable references for our future sales opportunities. To ensure that all our customers become Chordiant references, we intend to:

  . hire and retain expert consultants to assist our customers in implementation of our product;

  . work with experienced and knowledgeable systems integrators to help enable our customers to implement large scale deployments successfully;

  . deliver high quality customer education and training on our product to assist our customers to meet and exceed their e-business expectations; and

  . deliver superior customer service to our customers, to help ensure their long-term satisfaction and success with our product.

Products

    Our software product, Customer Communications Solution, or CCS, is licensed to our customers as a complete e-business infrastructure system. CCS is available with the following customer facing applications: a customer service representative application, a web communications interface application and an e-mail communications interface application. Regardless of the customer-facing application chosen, CCS includes business management, operations management and customer case management capabilities. All applications utilize a standard set of business services that are customizable and a workflow engine. CCS also provides interfaces supporting various network protocols, telephone environments, existing systems and data management services. The CCS product is illustrated and summarized below:

[Graphic: Depicts the components of the Chordiant product including the following:
 . Customer-Facing Applications
  -Customer Service Application
  -Web Communications Application
  -E-mail Communications Application
 . Management Applications
  -Business Management
  -Operations Management
  -Case Management
 . E-business Infrastructure
  -Business Services
  -Workflow Engine
 . Customers' IT Systems
  -Telephony Systems
  -Internal Databases
  -External Data Sources
  -Existing Applications
  -Third-Party Applications]

 Customer-Facing Applications

    CCS can be licensed with one or more customer-facing applications. All customer-facing applications share common access to the business services and workflow capabilities in our e-business infrastructure. All customer interactions through these applications are logged in a comprehensive case management system. In addition, companies can also choose to integrate their existing customer-facing applications into our product.

    Customer Service Representative Application. The customer service representative application supports high-volume processing of telephone calls and enables conversations between customers and representatives. The application provides the customer service representative with personalized recommendations, promotions, and sale offers based on a customer's demographic profile, preferences and history of purchases, inquiries and service incidents.

    Web Communications Application. The web communications interface application provides companies with web-based functionality including self-service enhancement features such as context-specific help, inquiry and escalation through web forms, or buttons that schedule an outbound call from a customer service representative.

    E-mail Communications Application. The e-mail communications interface application provides a tracking and routing system to respond to customer e-mail. The application interface enables customer service representatives to manage both e-mail received from, and e-mail sent to, customers in a consistent manner.

Management Applications

    CCS includes three management applications: business management, operations management and case management.

    Business Management. The business management application includes a workflow editor for design, modification and control of company specific workflow processes. These processes can be managed efficiently by sales, marketing and service management personnel, keeping the product and corporate business objectives coupled.

    Operations Management. The operations management application allows a real-time view of the processes, users and activity status throughout the enterprise.

    Case Management. The case management application enables companies to create and resolve customer case histories, manage customer service representative workloads and create user-defined workflows according to company specific business process. Customer case histories allow all customer-facing applications real-time access to data from previous interactions with a specific customer. Within the application, cases can be prioritized for purposes of assignment, workload management and reporting. Features of this capability include:

  .  displays of a workload summary and real-time selection of case views;

  . automatic display of customer history for viewing, editing, tracking and routing;

  .  case history analysis; and

  . work assignment and procedures for dealing with customers that need additional assistance by more experienced or more specialized service representatives.

E-business Infrastructure

    The e-business infrastructure manages information and workflow between the customer-facing and management applications and applicable back-end systems. The infrastructure contains a workflow system with hundreds of standard business objects providing fundamental business services. We provide companies with a standard set of business services that contains functionality usable across industries. A company or system integrator can customize these services and define specific functions and rules according to the specialized needs of their business processes and customer profiles. Workflow rules can be processed in real time based on a customer's profile and request. Because business processes are automated by our workflow system, customer service representatives are available to manage customer relationships. Companies can also incorporate third-party applications into our infrastructure and allow our business services and applications to respond automatically to changes in these third-party applications and systems.

Interfaces and coordination with back-end systems

    CCS provides interfaces supporting various network protocols, telephony environments, existing computer systems and data management services, allowing connection of our product to a company's existing information technology software. Our data management services enable companies to create a comprehensive single view of the customer from multiple data sources and update these sources in real time. The data management services can be customized to connect with third-party applications and systems to enable access to financial transactions, order processing, billing, payment and other financial and business services. This flexibility allows application developers to build and deploy applications that can access and manage multiple types of data through a single interface.

Customers and Case Studies

    We target multinational market leaders in business-to-consumer industries, particularly companies in the financial services, telecommunications, travel and leisure and automotive industries. In the future, we plan to expand into the retail, direct merchandise and utilities industries. Below is a list of our customers as of December 31, 1999, each of which has purchased $500,000 or more of product during the last two years.

  .  Bank One International

  .  Cable & Wireless Communications

  .  Canadian Tire Acceptance Limited

  .  Chase Manhattan Mortgage Corporation

  .  Direct Line Group Services Limited

  .  First USA Bank

  .  General Motors' OnStar division

  .  KLM Royal Dutch Airlines

  .  Metropolitan Life Insurance Company

  .  Thomas Cook Global Services

  .  Total System Services, Inc.

  .  Ventura

    A small number of customers account for a significant portion of our total revenues. As a result, the loss or delay of individual orders or delays in the product implementations for a customer can have a large impact on our revenues. In 1997, revenues from Pagenet and VISA accounted for 53% and 28% of our total net revenues. In 1998, revenues from KLM Royal Dutch Airlines, Thomas Cook Global Services, Canadian Tire Acceptance Limited and Chase Manhattan Mortgage Corporation accounted for 36%, 19%, 14% and 12% of our total net revenues. In 1999, revenues from Chase Manhattan Mortgage Corporation and First USA accounted for 30% and 19% of our total net revenues. We expect that revenues from a small number of customers will continue to account for a majority of our total net revenues in the future as historical implementations are completed and replaced with new projects from new and existing customers.

    The following are examples of how selected customers are using our product. None of these customers are actively endorsing or promoting our product.

 Bank One International

    Bank One International Credit Card, a subsidiary of Bank One Corporation, a U.S. bank, selected our product to provide its e-business and customer interaction software to support its European credit card operation.

    Bank One International's web site allows customers to apply online for a credit card and existing customers to access account details, view and print statements, examine recent transactions and conduct online payment of card balances. Our product facilitates the provision of these services by helping the customer to get the service they require through their preferred channel, and enables Bank One International to build relationships that will enhance customer retention.

    With the requirement to add the promotion of its products and services using the internet, Bank One International needed a solution capable of more than just providing web-enabled customer services. It needed a system that could integrate with both existing systems and other customer service delivery channels, such as the traditional call center.

    Our product's ability to provide Bank One International's customers with consistent personalized service, whether through the internet, telephone, e-mail, or other communications methods, was key to meeting both current and future customer service requirements. With our product, Bank One International will have the flexibility to automate its business processes once, and then adapt the product to meet the requirements of alternative delivery channels. Bank One International chose our product for its ability to link front and back-end operations and integrate with Bank One International's outsourced processing system.

 First USA Bank

    First USA Bank, a leading issuer of Visa credit cards, has selected Chordiant software to provide the technology for its next-generation customer retention system. Marketing services advisors in key customer centers serving First USA's card members will use the Chordiant system. CCS is being deployed at an initial location and is scheduled for roll-out to two additional customer centers.

 Total System Services, Inc.

    Total System Services, Inc. is one of the leading information technology processors of data and transactions for issuers of credit cards. Total Systems' systems offer online accounting, data processing, electronic commerce services, portfolio management, account acquisition, credit evaluation, risk management and customer service.

    Until now, integrating customer-facing applications with back-end data, transaction systems and business processes required extensive custom development. Total Systems developed TSeclipseSM, a new customer interaction application that enables financial services companies to deliver personalized service using unique business processes. TSeclipse, is based on our product, a suite of applications and business processes, to provide a single view of the customer at every point of contact.

    TSeclipse is aimed at banks and private-label credit card issuers that need to provide faster, more efficient, and more personalized interactions for their consumers by delivering one-to-one service through call centers, through e-mail, and other customer contact methods. CCS was chosen because it provides a complete customer interaction solution, including real-time changes to business processes, and its support of multiple channels, such as the Web, and other e-business environments.

 Thomas Cook Global Services

    Chordiant's product has assisted Thomas Cook in launching its new Global Services business, a worldwide service center providing traveler assistance services. CCS is the core platform that Thomas Cook uses to provide a range of business processes enabling Global Services business to improve customer relationships.

    Operational since July 1998, the center offers travelers a range of services. With a single telephone call to the service center from anywhere in the world, Thomas Cook customers have access to a range of travel services.

Technology

    We design and build our product to provide an e-business infrastructure for customer interaction applications. Using a software methodology based on a flexible, object oriented, multi-tiered architecture, our product combines advanced distributed object technology with a new approach to workflow capabilities called workflow sequenced object processing, or WSOP. WSOP provides a unique application development capability we call P3 Active. P3 Active was developed to deliver an enhanced level of personalization with every customer interaction experience based on distributed information and processing of business logic.

    Our product is designed to handle multiple data sources, real-time transaction systems and a large number of transactions. Our product architecture supports a multi-tier e-business application environment for deployment of web browser applications and desktop applications and also extends application and business services to web, e-mail, fax, self-service telephone systems, call centers, direct mail and retail outlets. The core technologies that we have developed include:

  .  multi-channel integration capabilities;

  . workflow engine for all queuing, routing, scheduling and applying business rules; and

  . persistent data management for integrating multiple real-time data sources.

    Our product is based on open system standards and is designed to be scalable and integrate with the enterprise, various information technology systems, networks and telephony systems. Our architecture is designed to utilize the capabilities of the Internet. Unlike a web-enabled client/server architecture, where the application and user interface reside on the client system, our product's multi-tier distributed object architecture provides the means to distribute discrete objects for each customer contact point and to deploy the application logic, business services and data management appropriately to all parts of the system. This allows for increased scalability, reliability and security. The web application, which operates outside a company's security system, or firewall, is open to the public through standard network protocols and security. The customer service representative application is typically used within the company's information technology infrastructure behind the firewall and is closed to public access. Our server software runs on both UNIX server platforms and Windows NT servers and can be configured for multiple servers.

    Our product architecture complies with software industry standards for building large systems for performance on both network applications and internet applications. For example, our product uses Java for application development and customization and Hypertext Transfer Protocol for internet access. Adherence to these industry standards provides compatibility with many existing applications. We develop our client software in Java, and we use Sun Microsystems' Forte Tool and C++ programming languages for the enterprise server programs and management of data. The distributed object architecture is based on industry standard interfaces at the object and communications level; Java and HTML for application development; and XML, CORBA, IIOP and Forte services for data management and transaction services.

Sales and Marketing

    We license our product and sell services primarily through our direct sales organization, complemented by the selling and support efforts of system integrators, application service providers and technology vendors. Our market focus is in the business-to-consumer segment of the economy with a targeted effort on leading consumer focused companies and companies using the internet as the means of conducting business and serving customers. We target our sales and marketing efforts, together with our product design efforts, on industries such as retail banking, consumer financial services, telecommunications, travel and leisure, automotive and direct merchandisers and retailers.

    The sales process generally ranges from three to twenty-four months depending on the level of education that prospective customers need about the use and benefits of our products and the involvement of system integrators. During our sales process, we typically approach senior executive management teams including the senior marketing officer, chief information officer and chief executive officer of our potential customers. We utilize sales teams consisting of sales and technical professionals who work with our strategic partners to create organization-specific proposals, presentations and demonstrations that address the specific needs of each potential customer.

    We have sales offices in the greater metropolitan areas of Dallas, Chicago and New York, and in Cupertino, California, London, England and Amsterdam, the Netherlands. Technical sales consultants who provide pre-sales support to potential customers on product information and deployment capabilities complement our direct sales professionals. We plan to significantly expand the size of our direct sales organization and to establish additional sales offices domestically and internationally.

    We focus our marketing efforts on educating potential customers, generating new sales opportunities and creating awareness of our product. We conduct a variety of marketing programs to educate our target market, including seminars, trade shows, press relations and industry analyst programs.

    Our marketing organization serves an integral role in acquiring, organizing and prioritizing customer and industry feedback to help provide product direction to our development organization. We also have a detailed product management process that surveys customers and identifies market needs to help predict and prioritize future customer requirements.

Strategic Relationships

    To enhance the productivity of our sales and service organizations, we have established relationships with systems integrators, complementary technology providers and alternative service providers.

 System integrators

    We have established relationships with a number of leading system integrators including EDS. We plan to expand these relationships to increase our capacity to sell and implement our products. We have trained a significant number of consultants in these organizations for the implementation and support of our products. We believe that expanding our relationships with systems integrators and independent consulting firms will enable us to gain a greater share of emerging markets more rapidly.

 Application service providers

    Application service providers provide an additional channel of delivery for e-business services and customer interaction applications. A hosted application model may improve time-to-market, reduce the implementation risk and the internal resources required while facilitating the deployment to the client. We have recently entered into an application service provider relationship with Total Systems Services, Inc., an outsourcer for retail banking credit and consumer finance processing. Total Systems is expected to deliver our application and integrate their processing and data services with our e-business services and workflow. The resulting business model is intended to provide clients with transaction pricing for an immediately available solution hosted by Total Systems. We expect to continue to expand our relationships with other application service providers.

 Complementary technology providers

    We design our products to be based on industry standards and technologies, and to support a number of key software platforms. We have relationships with:

  . Sun Microsystems for development of business services and client applications,

  .  IBM Software for IBM Visual Age tool support,

  . Forte Software, a division of Sun Microsystems, for enterprise data and transaction management services, and

  . Oracle and Sybase, Inc., providers of industry-standard relational databases.

Professional Services and Customer Support

    We offer a broad range of customer services including professional consulting services and product support and training services. We believe that providing a high level of customer service is critical to achievement of rapid product implementation, customer success and continued revenues growth.

 Professional Services

    Our professional service consulting teams assist our customer and system integrator partners in the design and implementation of our product. Our professional services organization deploys consultants as part of the project team alongside system integration partners and members of the client's internal team to provide the technical knowledge, business engineering, project guidance and quality assessments during the project. In the design stage, we provide a variety of professional services that help determine customer's business objectives and the technical requirements of the application implementation. In the implementation stage, we utilize our delivery methodology to assist customers and integration partners in planning and managing the implementation. System integrators, supported by our consultants, manage the overall project and implement the product with a customer's existing communications, applications, databases and transaction systems. In the final phases of an implementation the system integrators provide education and training to enable a customer's internal team to deploy the new system, train internal users and assume control over ongoing support.

    Our methodology includes:

  .  user requirements and needs analysis;

  .  business engineering consultation;

  .  architectural analysis and performance planning;

  .  project management support services;

  .  engineering support for development and deployment; and

  . technical support for software integration and communications integration.

 Customer Support Services

    Our customers have a choice of support and maintenance options depending on the level of service desired. Our technical support is available to clients by telephone, over the web and by e-mail. We maintain a technical support hotline staffed by engineers from 8:00 a.m. to 9:00 p.m., eastern time, Monday through Friday, from our corporate headquarters in Cupertino, California and local support during business hours for European customers from London, England. An optional premium service is available providing technical support 24 hours a day, seven days a week. Additionally, we provide product enhancement releases to all customers as part of their support and maintenance contract. We use a customer service automation system to track each customer inquiry until it is resolved. We also make use of our web site and a secured customer forum to provide product information and technical support information worldwide 24 hours a day, seven days a week.

 Educational Services

    We provide educational services to train and enable our system integrators and customers to use our product. We offer a comprehensive series of training modules to provide the knowledge and skills to successfully deploy, use and maintain our products. These training courses focus on the technical aspects of our product as well as business issues and processes. A complete set of modules covering business engineering, project management and development engineering are available. Training courses can be provided on-site for a custom session at a fee and are regularly scheduled through classroom and lab instruction at our Cupertino, California corporate headquarters, and at our London, England offices for European system integrators and customers.

Product Development

    We have made substantial investments in research and development through internal development and technology licensing. Our product development efforts are focused on extending our e-business services, application functionality, self-service and web-based collaboration functionality, and continued integration of key industry-specific transaction systems and services.

    Our product development resources are organized into a number of development teams including:

  .  system services and workflow development,

  .  business services and application design,

  .  tools and Internet development,

  .  enterprise integration,

  .  documentation,

  .  quality assurances and

  . release management. Our software and internet applications teams have extensive experience in object oriented development, data management, workflow engineering, Java programming and Internet deployment.

    Our research and development expenditures were $6.2 million in 1997, $5.9 million in 1998 and $6.5 million in 1999.

Competition

    The market for our product is new and rapidly evolving, and is highly competitive. The competitive landscape is rapidly evolving to address the convergence of e-business services and customer interaction applications. To realize the potential of this convergence, companies must be able to offer personalized marketing and sales and extend e-business services to all points of customer contact. This must be done through an integrated system and customer data model tailored by each company to meet its specific customer requirements.

    We face three main sources of competition:

  .  custom-built solutions;

  . vendors with help desk, field service, call center or sales force automation products, and

  .  vendors of enterprise resource planning products.

    There is no one competitor, nor is there a small number of competitors, that are dominant in our market.

 Custom-Built Solutions

    Corporate customer systems supporting branch and call centers have historically been custom-built by professional services organizations or internally developed. Custom development has the inherent limitation of being a high cost alternative because it relies on building the entire solution from scratch and the resulting configuration is difficult to upgrade to take advantage of new requirements and channels of communication such as the internet. We expect that internal development will continue to be a significant source of competition.

 Stand-alone Solution Vendors

    We compete with providers of stand-alone solutions for Web-based customer relationship management, such as Silknet, and Webline and providers of stand-alone e-mail response capabilities, such as Kana, Mustang Software and Brightware. We also compete against traditional client/server-based, call-center service customer and salesforce automation solutions, such as Siebel Systems, Vantive, Clarify and Pegasystems. Most point application providers started with a single application focus, such as service, salesforce automation or help desks, and then added additional modules addressing other needs, such as e-mail, field service or quality tracking. Although these vendors have started to pursue the enterprise-wide opportunity of providing e-business services to all points of customer contact, their lack of multichannel integration, real-time data models for integration of multiple data sources and lack of personalization capability and their client/server architecture are limitations.

 Enterprise Application Vendors

    We anticipate competitive offerings and consolidation from several major enterprise software developers, such as Oracle, PeopleSoft, IBM and SAP. To date Oracle has announced and began delivery of modules to compete in various areas of the traditional customer relationship management market and PeopleSoft has purchased Vantive. We expect enterprise resource planning software vendors to acquire and integrate point solutions as they approach different segments of the e-business and customer relationship management markets.

 Other Potential Competitiors

    The telephony market for equipment and software is in the midst of a major transition from proprietary systems to open software applications running on commodity hardware. Recent software acquisitions announced by traditional telephony vendors, such as Lucent Technologies Inc.'s purchase of Mosaix, Inc. and Nortel Networks Corporations' purchase of Clarify are examples of the desire to move from hardware platforms into software applications. Examples of companies providing middleware in support of computer and telephony integration are Genesys Telecommunications Laboratories, Inc. and Geotel Communications Corporation, recently purchased by Cisco Systems. Providers of client/server and mainframe call center systems include Pegasystems for financial services and IMA and Quintas for outsourcers and call centers. These companies have not historically provided e-business infrastructure and customer management applications but may in the future.

    We believe that the principal competitive factors in our market include:

  .  the breadth and depth of solutions;

  .  product quality and performance;

  .  relationships with system integrators;

  .  the ability to implement solutions;

  .  establishment of a significant base of reference customers;

  .  the ability of products to operate with multiple software applications;

  .  customer service; and

  .  product price.

Although we believe that our product competes favorably with these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial and personnel resources.

Intellectual Property and Propriety Rights

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals.

    We license our product through non-exclusive license agreements that impose restrictions on customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our rights in our product, documentation and other written materials under trade secret and copyright laws. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to our existing product are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

    We integrate third-party software into our product. This third-party software may not continue to be available on commercially reasonable terms. In particular, we license Forte Tool and related Forte products from Forte Software, a Sun Microsystems company. The license agreement expires in September 2001, and can be extended upon agreement of the parties. If we cannot maintain licenses to the Forte products or other key third-party software, shipments of our product could be delayed until equivalent software could be developed or licensed and integrated into our product. Moreover, although we are generally indemnified against claims that technology licensed from third parties infringes the intellectual property and proprietary rights of others, this indemnification is not always available for all types of intellectual property and proprietary rights and in some cases the scope of this indemnification is limited. There can be no assurance that infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from our customers resulting from these claims, will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays.

    Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. There can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the unauthorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

    It is also possible that third parties will claim that we have infringed their current or future products. We expect that software developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. If an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Employees

    As of December 31, 1999, we employed 144 full-time employees. Of that total, 36 were primarily engaged in product development, engineering or systems engineering, 37 were engaged in sales and marketing, 41 were engaged in professional services and 30 were engaged in operational, financial and administrative functions.

    None of our employees is represented by a labor union and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Facilities

    Our headquarters are located in approximately 31,000 square feet in Cupertino, California, occupied under an office lease expiring in July 2004. We also lease office space in Mahwah, New Jersey; Irving, Texas; Chicago, Illinois; London, England and Amsterdam, the Netherlands.

Legal Proceedings

    We are not a party to any material legal proceedings. We may be subject to various claims and legal actions arising in the ordinary course of business.

                                   MANAGEMENT

Officers and Directors

    Our officers and directors and key employees, the positions held by them, and their ages as of December 31, 1999 are as follows:

                    Name                     Age           Position
 ------------------------------------------- --- ----------------------------
                                                 President, Chief Executive
 Samuel T. Spadafora........................  57 Officer and Chairman
 Steven R. Springsteel......................  42 Executive Vice President,
                                                  Chief Financial Officer and
                                                  Secretary
 Donald J. Morrison.........................  42 Executive Vice President,
                                                  World Wide Sales and
                                                  Marketing
                                                 Chief Technology Officer and
 Joseph F. Tumminaro........................  51 Director
                                                 Senior Vice President,
 Steven J. Sherman..........................  41 Engineering
 Stephen Kelly..............................  38 Senior Vice President, EMEA
 Oliver D. Curme............................  45 Director
 Kathryn C. Gould...........................  49 Director
 Mitchell E. Kertzman.......................  50 Director
 Robert S. McKinney.........................  56 Director
 William Raduchel...........................  52 Director
 Carol L. Realini...........................  45 Director
 David R. Springett.........................  55 Director

    Samuel T. Spadafora has served as president, chief executive officer and a director of Chordiant since June 1998. In November 1999, Mr. Spadafora was elected as our chairman. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field operations for the microelectronic business of Sun Microsystems, Inc., a computer and networking company. From October 1988 to January 1994, Mr. Spadafora served as senior vice president and general manager of field operations for The Santa Cruz Operation, a software provider. Mr. Spadafora has also served as senior vice president of sales and marketing at Altos Computer System, and vice president of U.S. sales and operations at Memorex. Mr. Spadafora holds a B.A. in marketing from Eastern Michigan University.

    Steven R. Springsteel has served as our executive vice president and chief financial officer since November of 1996, and secretary since October 1999. From April 1995 to November 1996, Mr. Springsteel served as corporate controller at Global Village Communications, a communications company. From February 1994 to April 1995, Mr. Springsteel was vice president and chief financial officer and secretary at Multipoint Networks, a wireless data communications company. From September 1990 to February 1994, Mr. Springsteel served as corporate controller at the Santa Cruz Operation, a software provider. Mr. Springsteel received his B.A. in business administration from Cleveland State University.

    Donald J. Morrison has served as our executive vice president, world wide sales and marketing since January 1999. Mr. Morrison joined Chordiant as executive vice president of marketing in June 1997. From March 1995 to June 1996, Mr. Morrison served as senior vice president of marketing and OEM sales for Network Peripherals Inc., a high-speed networking company focused on fast ethernet products. From January 1994 to February 1995, Mr. Morrison served as vice president of marketing at Strategic Mapping, Inc., an applications software company. Mr. Morrison has also held various sales and marketing positions at the Santa Cruz Operation, a software provider. Mr. Morrison received his B.A. in business administration from San Francisco State University and his masters degree in marketing management from Golden Gate University.

    Joseph F. Tumminaro is a founder of Chordiant and has served as chief technology officer and a director since Chordiant's inception in March 1991. Mr. Tumminaro served as secretary of Chordiant from its inception until October 1999. From 1985 to 1990, Mr. Tumminaro served as president, vice president of technology and a director of J. Frank Consulting. Mr. Tumminaro received his B.A. from Southern Illinois University.

    Steven J. Sherman has served as our senior vice president of engineering since October 1999. From January 1999 to September 1999, Mr. Sherman served as vice president of product development for The Vantive Corporation, a customer relationship management software vendor. From June 1996 to December 1998, Mr. Sherman served as executive vice president of product development and later president, of Tetra International, Inc. for Tetra plc, an enterprise software provider. From March 1994 to May 1996, Mr. Sherman was vice president of engineering for Frame Technology and Adobe Systems, both of which are publishing software companies. Mr. Sherman received his B.A. in mathematics and computer science from Emory University in 1979 and an M.B.A. from San Jose State University in 1991. Mr. Sherman has served on the board of Marin Research, Inc., a private project management software company, since September 1999.

    Stephen Kelly has served as our senior vice president of Europe, Middle East and Africa operations since October 1998. From October 1997 to September 1998, Mr. Kelly served as our vice president of Europe, Middle East and Africa operations. From 1987 to 1998, Mr. Kelly worked in various sales, alliances and marketing roles at Oracle Corporation's United Kingdom operations, most recently as director of Europe, Middle East and Africa alliances and industry groups. Mr. Kelly received his B.A. with honors in business administration and accounting from the University of Bath, in England.

    Oliver D. Curme has been a director of Chordiant since July, 1996. Mr. Curme has served as a general partner of several entities associated with Battery Ventures, a venture capital company since 1988. Mr. Curme received his B.S. from Brown University and his M.B.A. from Harvard Business School.

    Kathryn C. Gould has been a director of Chordiant since July, 1996. She is a manager for each of the general partners for Foundation Capital I, II, and III, a family of venture capital limited partnerships, and has been a member of that firm since December 1995. Since 1989, Ms. Gould has been a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Ms. Gould also serves as a director of Documentum, Inc., a publicly held web-based software application developer. Ms. Gould also serves as a director of Interwoven, a publicly held software provider. Ms. Gould received a B.Sc. in physics from the University of Toronto and an M.B.A. from the University of Chicago.

    Mitchell E. Kertzman has been a director of Chordiant since February, 1997. Mr. Kertzman has served as president, chief executive officer and a director of Liberate Technologies, a public internet access software company since November 1998. Before joining Liberate, Mr. Kertzman was a member of the board of directors of Sybase, a database company, from February 1995 until November 1998. He has served as chairman of Sybase's board of directors since July 1997. Between February 1998 and August 1998, he also served as co-chief executive officer of Sybase. From July 1996 until February 1997 Mr. Kertzman served as chief executive officer of Sybase and from July 1996 until July 1997 he also served as president of Sybase. Between February 1995 and July 1996, Mr. Kertzman served as an executive vice president of Sybase. In February 1995, Sybase merged with Powersoft Corporation, a provider of application development tools. Mr. Kertzman had served as chief executive officer and a director of Powersoft since he founded it in 1974. Mr. Kertzman has also served as a director of CNET, a internet content company since 1997.

    Robert S. McKinney has been a director of Chordiant since January, 2000. Mr. McKinney has served as president of Information Management Consulting, a consulting firm, since September, 1998 and is acting chief information officer of Metropolitan Life Insurance Company's individual business and client services business units, Mr. McKinney was chief information officer of Tenneco, an automotive parts manufacturing company, from March, 1996 to September, 1998 and chief information officer of PaineWebber, an investment banking firm, from February, 1990 to February, 1996. Mr. McKinney received a masters degree in management and industrial engineering from Columbia University and a B.S. in mechanical engineering from the U.S.M.M.S, Kings Point.

    William Raduchel has been a director of Chordiant since August, 1998. Mr. Raduchel is currently the chief technology officer of America Online Incorporated, an online service provider. Mr. Raduchel held various positions with Sun Microsystems, Inc., a computer systems company from 1989 to 1998 including chief strategy officer from January, 1998 to September, 1999, vice president, corporate planning and development and chief Information officer from July 1991 to January 1998 and chief financial officer. Mr. Raduchel received his B.A. from Michigan State University in 1966 and his A.M. and Ph.D. from Harvard University in 1968 and 1972. He is a director of MIH Limited and OpenTV, Inc. and two private companies.

    Carol L. Realini was a founder of Chordiant and has been a director since our inception in March 1991. Ms. Realini has served as president, chief executive officer and chairman of Xokidz.com, Inc. since November 1999. From May 1997 to November 1999, she served as our chairman. From May 1997 until June 1998, Ms. Realini served as our president and chief executive officer. From January 1990 until May 1997, Ms. Realini served as president, chief executive officer and chairman of J. Frank Consulting, Inc., a consulting services firm and the predecessor company to Chordiant. From June 1988 to January 1990, Ms. Realini served as vice president of sales and marketing of Legato Systems, Inc. Ms. Realini received her B.A. with honors in mathematics from University of California, Santa Cruz and her masters degree from California State University, San Jose.

    David R. Springett, Ph.D. has been a director of Chordiant since January, 2000. Dr. Springett has served as president of the Community College Foundation, an educational foundation since February 1994. Dr. Springett was also president of Strategic Marketing Associates, a marketing company from January 1992 to January 1994 and held various positions with Xerox Corporation, a photocopy and computer equipment company, from May 1963 to May 1991, including vice-president strategic marketing and director European marketing. He is a board member of the California Vehicle Foundation and the California State Commission on Welfare Reform and Training. Dr. Springett has received degrees from the Royal Military College of Canada, the University of Toronto, Queen's University and Harvard University.

    Joseph F. Tumminaro, our chief technology officer and a director, and Carol
L. Realini, a director, are married to each other. There are no other family relationships among any of our directors and executive officers.

Board Committees

    The board of directors has established an audit committee and a compensation committee. The audit committee makes recommendations to the board of directors about the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

    The compensation committee makes recommendations about our 1999 equity incentive plan and concerning salaries and incentive compensation for our employees and consultants.

    The membership of the audit and compensation commttee is described below:

     Audit                         Compensation
     -----                         ------------
     Oliver D. Curme               Kathryn C. Gould
     William Raduchel              Mitchell Kertzman
     David R. Springett

Director Compensation

    Directors currently receive no compensation from us for their services as members of the board or for attendance at committee meetings. In February 1997, Mr. Kertzman, a director of Chordiant, was granted an option to purchase 88,825 shares of our common stock at an exercise price of $0.14 per share. In August, 1998, Mr. Raduchel, also a director of Chordiant, was granted an option to purchase 87,500 shares of our common stock at an exercise price of $0.90 per share. Each option was granted under our 1999 equity incentive plan.

    According to our 1999 non-employee directors' stock option plan, each non-employee director will be granted an option to purchase up to 25,000 shares of our common stock on the effective date of this offering, if a director on the effective date, or on a director's election or appointment to the board, if later. Directors will be granted an option to purchase up to 7,500 shares of our common stock on the day after each annual meeting of stockholders after the effective date of this offering. Also, directors who serve as committee members will be granted an option to purchase up to 5,000 shares of our common stock on the day after each of our annual meetings of stockholders. The exercise price of each option will be the fair market value of a share of our common stock on the date of grant of the option.

Compensation Committee Interlocks And Insider Participation

    None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Individuals and investment entities affiliated with Ms. Gould and Mr. Curme have purchased shares of our preferred stock. See Related Party Transactions. For a further description of interlocking transactions, see Related Party Transactions.

Board Composition

    We have authorized nine directors. Upon the closing of this offering and as provided by the terms of our amended and restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes, their election dates and the directors in each class are as follows:

    Class of
     director               Date of election                 Directors in class
   ----------     -------------------------------------     --------------------
       I          first annual meeting of stockholders      Oliver D. Curme
                                                            Kathryn C. Gould
                                                            Carol L. Realini

       II         second annual meeting of stockholders     Samuel T. Spadafora
                                                            Joseph F. Tumminaro
                                                            David R. Springett

      III         third annual meeting of stockholders      Mitchell E. Kertzman
                                                            William Raduchel
                                                            Robert S. McKinney

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Chordiant.

Executive Compensation

    The following table provides information concerning compensation for services performed during the year ended December 31, 1999 by our chief executive officer and our most highly compensated executive officers whose salary and bonus for the last year exceeded $100,000. As required by the rules of the Securities and Exchange Commission, the compensation described in the table excludes medical, group life insurance or other benefits that are available generally to all salaried employees of Chordiant and other perquisites and personal benefits received that do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table. None of the officers named below had any other annual compensation, was granted any restricted stock award, long term incentive plan payout or received any other compensation.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                             ------------------    ------------
                                                   Annual
                                                Compensation          Awards
                                             ------------------    ------------
                                                                    Securities
                                              Salary                Underlying
      Name and Principal Position       Year   ($)    Bonus ($)    Options (#)
      ---------------------------       ---- -------- ---------    ------------
Samuel T. Spadafora.................... 1999 $250,000 $312,500            --
 President and Chief Executive Officer
Steven R. Springsteel.................. 1999 $183,912 $ 93,672       100,000
 Chief Financial Officer
Donald J. Morrison..................... 1999 $190,836 $122,645(1)     87,500
 Senior Vice President, Worldwide Sales
   and Marketing
Joseph F. Tumminaro.................... 1999 $162,083 $ 51,077            --
 Chief Technology Officer
John Palmer(2)......................... 1999 $175,734 $ 46,750            --
 Former Executive Vice President,
   Engineering

--------
(1) Includes commissions of $50,658.

(2) In August 1999, Mr. Palmer resigned as our executive vice president, engineering and is no longer an officer of Chordiant.

 Option Grants in Fiscal Year 1999

    The following table lists each grant of stock options during the year ended December 31, 1999, to each of the individuals listed on the previous table.

    The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed as prescribed by the rules of the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $18.00 per share;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  .  subtracting from that result the aggregate option exercise price.

    The initial public offering price may be higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants could be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

    The shares listed in the following table under Number of Securities Underlying Options Granted vest in a series of equal monthly installments over the four years following the vesting start date. Our stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by Chordiant at the original exercise price, upon the option holder's cessation of service before to the vesting of the shares. Each of the options has a ten-year term, subject to earlier termination if the option holder's service with us ceases. See Employee Stock Plans for a description of other terms of these options.

    Percentages shown under % of Total Options Granted to Employees in Fiscal Year are based on an aggregate of 3,381,513 options granted to our employees under our equity incentive plans during the period from January 1, 1999 through December 31, 1999.

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         ---------------------------------------------
                                                                       Potential Realizable
                         Number of                                       Value at Assumed
                         Securities     % of                           Annual Rates of Stock
                         Underlying Total Options                       Price Appreciation
                          Options    Granted to   Exercise                For Option Term
                          Granted   Employees in   Price    Expiration ---------------------
          Name              (#)      Fiscal Year  ($/Share)    Date      5% ($)    10% ($)
          ----           ---------- ------------- --------- ---------- ---------- ----------
Samuel T. Spadafora.....       --         --          --           --          --         --
Steven R. Springsteel...   50,000        1.5        2.90     03/19/09   1,076,671  2,189,368
                           50,000        1.5        4.00     11/16/09   1,021,671  2,134,368
Donald J. Morrison......   37,500        1.1        2.90     03/19/09     807,503  1,642,026
                           50,000        1.5        4.00     11/16/09   1,021,671  2,134,368
Joseph F. Tumminaro.....       --         --          --           --          --         --
John Palmer.............       --         --          --           --          --         --

 Fiscal Year-End Option Values

    The following table provides the number and value of securities underlying unexercised options that are held by each of the individuals listed on the previous page as of December 31, 1999.

    Amounts shown under the columns Value Realized and Value of Unexercised In-the-Money Options at Fiscal Year End are based on an initial public offering price of $18.00 without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Our stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by Chordiant at the original exercise price, upon the option holder's cessation of service before the vesting of the shares.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                         Options at          In-the-Money Options at
                            Shares                  Fiscal Year End (#)        Fiscal Year End ($)
                         Acquired on     Value     ------------------------ -------------------------
Name                     Exercise (#) Realized ($)   Vested     Unvested    Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------ ----------- -------------
Samuel T. Spadafora.....    45,000      653,913        903,825     861,175  $30,643,004       --
Steven R. Springsteel...    10,000      178,600        200,532     262,811  $ 7,797,452       --
Donald J. Morrison......    15,000      265,500        253,260     339,598  $10,123,415       --
Joseph F. Tumminaro.....        --           --         28,560       2,465  $   457,573       --
John Palmer.............        --           --        188,046          --  $ 3,333,965       --

Employee Stock Plans

 1999 Equity Incentive Plan.

    Our board adopted our 1999 equity incentive plan on November 30, 1999. Our stockholders approved the plan on December 31, 1999. The incentive plan is an amendment and restatement of our 1997 equity incentive plan.

    Administration. The board administers the incentive plan unless it delegates administration to a committee. The board or this committee has the authority to construe, interpret and amend the incentive plan and determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

    Share Reserve. We have reserved a total of 9,712,500 shares of our common stock for issuance under the incentive plan. On October 1 of each year for 10 years, starting on October 1, 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  5% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to stock awards made under the incentive plan during the prior 12-month period.

    However, the automatic increase is subject to reduction by the board, and no more than 20 million shares of the share reserve, as increased, may be used for incentive stock options. If the recipient of a stock award does not purchase the shares subject to the stock award before the stock award expires or terminates, the shares that are not purchased again become available for issuance under the incentive plan.

    Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price, called the exercise price, for a specified period of time.

  . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met--two years between grant date and sale date and one year between exercise date and sale date-- all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

  . A nonstatutory stock option is a stock option not meeting the Internal Revenue Code criteria for qualifying incentive stock options and, therefore, triggering a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, other taxes on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is our offer to sell our shares at a price either at or near the fair market value of the shares. A stock bonus is a grant of our shares at no cost to the recipient in consideration for past services performed.

    The board may not grant an incentive stock option to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less.

    Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

  . Section 162(m) of the Internal Revenue Code denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each the officer exceeds $1,000,000. When we become subject to Section 162(m), to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 5 million shares in any calendar year.

  . In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation provide in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

    Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options at a discount. If the value of our shares declines after the date of grant, the board may offer option holders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the repriced option is considered to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

    The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder's service to us terminates. If this termination is due to the option holder's disability, the exercise period generally is extended to 12 months. If this termination is due to the option holder's death or if the option holder dies within three months after the option holder's service terminates, the exercise period generally is extended to 18 months following the option holder's death.

    The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the option holder may designate a beneficiary to exercise either type of option following the option holder's death. If the option holder does not designate a beneficiary, the option holder's option rights will pass by will or by the laws of descent and distribution.

    Terms of Other Stock Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor based on with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

    Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan for the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards for the class, number of shares and price per share subject to the awards.

    If a change in control happens, the surviving entity may either assume or replace outstanding awards under the incentive plan. If this does not occur, then generally the vesting and exercisability of the awards will accelerate, and unexercised awards will terminate immediately before the event. A change in control includes the following:

  . A dissolution, liquidation or sale of all or substantially all of our assets.

  . A merger or consolidation in which we are not the surviving corporation.

  . A reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

  . After this initial public offering, generally the acquisition by any person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power permitted to vote in the election of directors.

    If there is a change in control, other than a merger or consolidation for the purpose of a change in domicile, then for options held by persons then performing services as an employee or director of, or consultant to, us, the vesting of the option will be accelerated by one year.

    Stock Awards Granted. As of December 31, 1999, we had issued

  .  1,040,504 shares upon the exercise of options under the incentive plan

  . options to purchase 7,773,658 shares at a weighted average exercise price of $1.82 per share were outstanding and

  .  898,276 shares remained available for future grant.

    As of December 31, 1999, the board had not granted any stock bonuses or restricted stock under the incentive plan.

    Plan Termination. The incentive plan will terminate in 2009 unless the board terminates it sooner.

 1999 Non-Employee Directors' Stock Option Plan.

    Our board adopted the 1999 non-employee directors' stock option plan on November 30, 1999. Our stockholders approved the plan on December 31, 1999. The directors' plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

    Share Reserve. We have reserved a total of 700,000 shares of our common stock for issuance under the directors' plan. On October 1 of each year for 10 years, starting on October 1, 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  0.5% of our outstanding shares on a fully-diluted basis, or

  . that number of shares subject to options granted under the directors' plan during the prior 12-month period.

    However, the automatic increase is subject to reduction by the board. If an option holder does not purchase the shares subject to their option before the option expires or terminates, the shares that are not purchased again become available for issuance under the directors' plan.

    Administration. The board administers the directors' plan. The board has the authority to construe, interpret and amend the directors' plan but the directors' plan specifies the essential terms of the options, including:

  .  the option recipients;

  .  the grant dates;

  .  the number of shares subject to the option;

  .  the exercisability and vesting of the option;

  .  the exercise price; and

  .  the type of consideration.

    Eligibility. We automatically will issue options to our non-employee directors under the directors' plan as follows:

  . Each person who is an non-employee director on the effective date of this offering or who is first elected or appointed after the date of the prospectus as a non-employee director will automatically receive an initial option for 25,000 shares. The initial option is exercisable immediately but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly over the next three years.

  . In addition, on the day after each of our annual meetings of the stockholders, starting with the annual meeting in 2001, each non-employee director will automatically receive an annual option for 7,500 shares. The annual option is exercisable immediately but will vest monthly over the next year. If the non-employee director is appointed to the board after the annual meeting, the annual option will be adjusted based on the time actually served by the director.

  . Finally, on the day after each of our annual meetings of the stockholders, starting with the annual meeting in 2001, each non-employee director who is serving on a board committee will automatically receive a committee option for 5,000 shares. The committee option is exercisable immediately but will vest monthly over the next year. If the non-employee director is appointed to the committee after the annual meeting, the committee option will be pro rated.

    As long as the option holder continues to serve with us, whether in the capacity of a director, an employee or a consultant, the option will continue to vest and be exercisable during its term. When the option holder's service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest.

    Option Terms. Options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. The option term is 10 years but it terminates three months after the option holder's service terminates. If this termination is due to the option holder's disability, the post-termination exercise period is extended to 12 months. If this termination is due to the option holder's death or if the option holder dies within three months after their service terminates, the post-termination exercise period is extended to 18 months following death.

    The option holder may transfer the option by gift to immediate family or for estate-planning purposes. The option holder also may designate a beneficiary to exercise the option following the option holder's death. Alternatively, the option exercise rights will pass by the option holder's will or by the laws of descent and distribution.

    Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan for the class and the maximum number of shares subject to the directors' plan and to the automatic option grants. It also will adjust outstanding options for the class, number of shares and price per share subject to the options.

    If a change in control happens, the surviving entity may either assume or replace outstanding options under the directors' plan. If this does not occur, then generally the vesting of the options will accelerate, and unexercised options will terminate immediately before the event. A change in control includes the following:

  . A dissolution, liquidation or sale of all or substantially all of our assets.

  . A merger or consolidation in which we are not the surviving corporation.

  . A reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

  . Generally the acquisition by any person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power permitted to vote in the election of directors.

    If there is a change in control, other than a merger or consolidation for the purpose of a change in domicile, then for options held by persons then performing services as an employee or director of, or consultant to, us, the vesting of the option will be accelerated by one year.

    Options Issued. The directors' plan will not be effective until the effective date of this offering. We have not issued any options under the directors' plan.

    Plan Termination. The directors' plan has no set termination date.

 1999 Employee Stock Purchase Plan

    Our board adopted the 1999 employee stock purchase plan on November 30, 1999. Our stockholders approved the plan on December 31, 1999.

    Administration. The board administers the purchase plan unless it delegates administration to a committee. The board or this committee has the authority to construe, interpret and amend the purchase plan and determine the terms of rights granted under the purchase plan.

    Share Reserve. We reserved 2,000,000 shares of our common stock for issuance to eligible employees with purchase rights under the purchase plan. On October 1 of each year for 10 years, starting on October 1, 2000, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  2% of our outstanding shares on a fully-diluted basis; or

  . that number of shares issued under the purchase plan during the prior 12-month period.

    However, the automatic increase is subject to reduction by the board, and no more than 13,000,000 shares of the share reserve, as increased, may be used under the purchase plan.

    Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees in the United States and in the United Kingdom who have been employed for at least 10 days may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

    Offerings. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board determines differently, common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering; or

  .  85% of the fair market value of a share on the purchase date.

    The first offering will begin on the effective date of this offering, and we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus for this offering. Otherwise, fair market value generally means the closing sales price, rounded up where necessary to the nearest whole cent, for these shares, or the closing bid, if no sales were reported, as quoted on the Nasdaq National Market on the last trading day before the relevant determination date, as reported in The Wall Street Journal.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  .  85% of the fair market value of a share on the purchase date.

    Participating employees may authorize payroll deductions of up to 15% of their compensation for the purchase of stock under the purchase plan. Employees may end their participation in the offering before a purchase period ends. Their participation ends automatically on termination of their employment.

    Other Provisions. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

    Upon a change in control, the board may provide that the successor corporation either will assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the change in control.

    Shares Issued. The purchase plan will not be effective until the effective date of this initial public offering of our stock. Therefore, as of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

    Plan Termination. The purchase plan has no set termination date.

401(k) Plan

    We have established the Chordiant corporation retirement savings plan effective January 1, 1996. The 401(k) plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Chordiant, and income earned, are not taxable until withdrawn and so that contributions by us will be deductible by us when made. The 401(k) plan provides that each participant may reduce their pre-tax gross compensation by up to 15%, up to a statutorily prescribed annual limit of $10,000 in 1999, and have that amount contributed to the 401(k) plan. Employees become eligible to participate in the 401(k) plan upon commencement of their employment with Chordiant. Participants are fully vested in all amounts they contribute under the 401(k) plan and in the earnings on the contributed amounts.

    In addition to the employee salary deferrals described above, the 401(k) plan requires us to make contributions under the 401(k) plan on behalf of the participants. These contributions include a matching contribution of up to $1,500 per year of salary deferred contributions made by each participant. The employer contributions to the 401(k) plan each year will be divided among participants in the ratio that each participant's compensation bears to the compensation of all participants. Participants become vested in matching contributions and employer contributions according to a graded vesting schedule under which they become fully vested after five years of service with Chordiant.

    Employee participants may elect to invest their accounts under the 401(k) plan in various established funds.

Limitations On Directors' And Executive Officers' Liability And
Indemnification

    Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions permitted under Delaware law relating to the liability of directors and officers.

    These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

  . for any breach of the directors' duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  .  for any acts under Section 174 of the Delaware General Corporation Law;
     or

  . for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, including an injunction or rescission, if a director breaches a fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

    In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection if the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                           RELATED PARTY TRANSACTIONS

    The following is a description of transactions since January 1, 1997, to which we have been a party, in which the amount involved in the transaction exceeds $60,000, and in which any of our directors, executive officers or holders of more than 5% of the capital stock had or will have a direct or indirect material interest, other than compensation arrangements that are described under "Management."

    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts and as of the date listed below. Option information is as of December 31, 1999.

                                                 Shares of Preferred Stock
                              Common     ---------------------------------------------
                              Stock       Series B   Series C  Series D      Series E
                          -------------- ---------- ---------- ---------    ----------
Directors and Executive
  Officers
Samuel T. Spadafora(1)..       1,810,150         --         --        --            --
Steven R.
  Springsteel(2)........         473,345         --         --        --            --
Donald J. Morrison(3) ..         607,859         --         --        --            --
Joseph F. Tumminaro(4)
  ......................       5,018,422         --         --        --            --
Steven Sherman(5) ......         400,000         --         --        --            --
Stephen Kelly(6)........         350,000
John Palmer(7) .........         188,046         --         --        --            --
Mitchell Kertzman.......          88,825         --         --        --            --
William Raduchel........          87,500         --         --        --            --
Carol Realini(4) .......       5,018,422         --         --        --            --
Entities Associated with
  Directors
Entities associated with
  Foundation
  Capital(8)............              --    588,235    195,312        --        52,631
Battery Ventures III,
  LP(9).................              --         --    195,312        --        26,316
Other 5% Stockholders
Entities associated with
  Charter Growth
  Capital(10)...........              --         --         -- 2,000,000            --
First Plaza Trust(11)...              --         --         --        --     3,947,368
MCI Systemhouse
  Corp.(12).............              --         --  2,421,875        --            --
Norwest Venture Partners
  VI LP.................              --  2,073,529    195,312        --        52,631
Orchid/T. Rowe Threshold
  III...................              --    470,588    351,562        --       263,158
Vertex Investment II
  Ltd.(13)..............              --  1,175,625    390,624        --       131,579

  Price per share.......  $0.04 to $4.00      $1.70      $2.56          (9)      $3.80
  Date(s) of purchase...         various     6/1997    12/1997          (9)     9/1999

--------
 (1) Consists of:
  . shares held by Mr. Spadafora's children, . 10,000 shares held by a family trust and . 1,765,150 shares subject to outstanding options, of which 861,325 shares are fully vested.
 (2) Consists of:
  . shares held by Mr. Springsteel's children and . 463,345 shares subject to outstanding options, of which 211,245 shares are fully vested.
 (3) Consists of:
  . shares held by trusts for the benefit of Mr. Morrison's children and . 592,859 shares subject to outstanding options, of which 266,866 shares are fully vested.
 (4) The common stock held by Mr. Tumminaro and Ms. Realini consists of:
  . 4,970,000 shares held in a family trust and trusts for the benefit of Mr. Tumminaro and Ms. Realini's children

   . 26,026 shares subject to outstanding options held by Mr. Tumminaro, of which 23,868 shares are fully vested and
   . 22,396 shares subject to outstanding options held by Ms. Realini, of which 21,802 shares are fully vested.
 (5) Consists of:
   . 100,000 shares of common stock held by Mr. Sherman, all of which are subject to a right of repurchase in favor of Chordiant if Mr. Sherman terminates his services as an employee and
   . 300,000 shares subject to an outstanding option, none of which are vested.
 (6) Consists of 350,000 shares subject to outstanding options, of which 99,999 shares are vested.
 (7) Consists of 188,046 shares subject to outstanding options, all of which shares are fully vested. In August 1999, Mr. Palmer resigned as our executive vice president, engineering and is no longer an officer of Chordiant.
 (8) Kathryn C. Gould, one of our directors, is a managing member of Foundation Capital Management, LLC, which is the general partner and managing member of Foundation Capital, LP and Foundation Capital Entrepreneurs Fund LLC.
 (9) Oliver D. Curme, one of our directors, is a general partner of, Battery Partners III LP, which is the sole general partner of Battery Ventures III, LP.
(10) Consists of:
   .  a convertible debenture held by Charter Growth Capital, L.P.
      convertible into 560,000 shares of series D preferred stock, . a convertible debenture held by CGC Investors, L.P. convertible into
      35,000 shares of series D preferred stock, . and a convertible debenture held by Charter Growth Capital
      Co-Investment Fund, L.P. convertible into 1,405,000 shares of series D preferred stock.
    The conversion price of the debentures is $5.00 per share. The debentures were purchased in April 1999.
(11) The Chase Manhattan Bank acts as the trustee for First Plaza Group Trust, a trust for the benefit of employee benefit plans of General Motors Corporation. These shares may be considered to be owned beneficially by General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors. General Motors Investment Management is serving as the trust's investment manager for these shares and in that capacity it has the sole power to direct the trustee on the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed.
(12) MCI Systemhouse was acquired by Electronic Data Systems Corporation in April 1999.
(13) Consists of:
   . 130,625 shares of series B preferred stock held by HWH Investment PTE, Ltd.,
   . 522,500 shares of series B preferred stock and 195,312 shares of series C preferred stock held by Vertex Asia Ltd., and
   . 522,500 shares of series B preferred stock, 195,312 shares of series C preferred stock and 131,579 shares of series E preferred stock held by Vertex Investments II Ltd.

    Chordiant and the preferred stockholders described above have entered into an agreement giving preferred stockholders and holders of our convertible debentures registration rights for their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock and convertible debentures will be automatically converted into an equal number of shares of common stock.

    We intend to enter into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

    As described in the table above, in December 1997 we issued to MCI Systemhouse Corp. shares of our series C preferred stock. At that time we also entered into a license agreement for our product, under which

MCI Systemhouse prepaid $6 million of license fees. In April 1999 MCI Systemhouse was acquired by Electronic Data Systems Corporation and the shares of our stock held by MCI Systemhouse were transferred to Electronic Data Systems. MCI's right to distribute and license our software, including the prepayment arrangement, was still in effect at the time of Electronic Data Systems' acquisition of MCI. Following the acquisition, Chordiant and Electronic Data Systems agreed that the agreement with MCI Systemhouse would no longer be in effect.

    Before the acquisition by Electronic Data Systems of MCI Systemhouse, in July 1998, we entered into an unrelated license agreement with Electronic Data Systems that allows Electronic Data Systems to license Chordiant's product and services for its internal use and to sublicense our product to its customers. The license under the agreement is worldwide and non-exclusive and Chordiant provides to Electronic Data Systems under the agreement warranties concerning the product and indemnification for infringement. Electronic Data Systems paid Chordiant $1,325,000 under this license agreement in 1998 and was obligated to pay $6,607,000 in 1999. The amounts payable in 1999 were credited against the $6 million prepayment made to Chordiant by MCI Systemhouse under the previous license agreement between Chordiant and MCI Systemhouse. As a result, Chordiant only received $607,000 in actual cash payments from Electronic Data Systems in 1999. The license agreement with Electronic Data Systems was signed nine months before the date that Electronic Data Systems became a principal stockholder of Chordiant. Chordiant believes that the terms of the Electronic Data Systems license are a result of an arm's length business negotiation and do not reflect negotiations with a related party. EDS may generally receive the following discounts from our list price under the agreement:

  . product purchases     35%
  . services              20%
  . educational services  25%

The rate for products used internationally is increased 15% from the discounted rate above.

    Carol Realini entered into a separation agreement with Chordiant dated December 9, 1998 terminating her employment with us as president and chief executive officer effective December 31, 1998. From January 1, 1999 until January 1, 2000, we continued to pay Ms. Realini's base salary and car allowance. Her option to purchase 20,373 shares of common stock was fully vested as of November 30, 1998. Her second option to purchase 2,023 shares of common stock shall continue to vest while she serves as a member of our board of directors.

    John Palmer entered into a separation agreement with Chordiant dated August 23, 1999 terminating his employment with us as executive vice president, engineering effective August 26, 1999. From his separation date until February 26, 2000, we have agreed to pay Mr. Palmer's base salary. Mr. Palmer is not eligible for further vesting of his options after August 26, 1999, but has the right to exercise the options that are vested for a period of up to ninety days after February 26, 2000.

    Options granted to our directors, executive officers and employees are immediately exercisable for both vested an unvested shares, with unvested shares being subject to a right of repurchase in our favor if termination of employment occurs before the vesting of all the shares. The following individuals have elected to pay the exercise price for some of their outstanding options with full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at 5.74% to 5.88% per year, and interest payments on the notes are due and payable annually on the anniversary date of the note. Unpaid principal and interest on the notes are due and payable immediately upon termination of the participant's employment with us, or two years after the date of the promissory note. As of February 7, 2000, the original and outstanding aggregate principal amounts of the promissory notes executed by each executive officer in favor of Chordiant are listed below.

                                                                    Aggregate
                                                                   Original and
                                                                   Outstanding
   Executive Officer                                               Note Amount
   -----------------                                               ------------
   Samuel T. Spadafora............................................   $276,800
   Steven R. Springsteel .........................................   $197,723
   Donald J. Morrison.............................................   $ 68,906
   Steven Sherman.................................................   $400,000

    All future transactions, including loans, between us and our officers, directors and principal stockholders will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    The following table provides information about the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

  .  each of the individuals listed in the Summary Compensation Table;

  .  each of our directors;

  . each person, or group of persons, who is known by us to own beneficially 5% or more of our common stock; and

  .  all current directors and executive officers as a group.

    Beneficial ownership is calculated based upon the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are considered outstanding. These shares, however, are not considered outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as a result of applicable community property laws, each stockholder named in the table has sole voting and investment power to the shares shown as beneficially owned by them.

    Applicable percentage ownership in the following table is based on 30,318,295 shares of common stock outstanding as of December 31, 1999, after giving effect to the conversion of all outstanding shares of preferred stock and convertible debentures into common stock upon the closing of the offering and 34,818,295 shares of common stock outstanding immediately following completion of the offering. This table assumes no exercise of the underwriters' over-allotment options. Unless otherwise indicated, the address of each of the individuals named below is: c/o Chordiant Software, Inc., 20400 Stevens Creek Blvd, Suite 400, Cupertino, California 95014.

                                  Beneficial Ownership   Beneficial Ownership
                                  Before the Offering     After the Offering
                                 ---------------------- ----------------------
Name of Beneficial Owner           Shares   Percent (%)   Shares   Percent (%)
------------------------         ---------- ----------- ---------- -----------
Directors, Executive Officers:
Samuel T. Spadafora(1).........   1,810,150     5.64     1,810,150     4.95
Steven R. Springsteel(2).......     473,343     1.54       473,343     1.34
Donald J. Morrison(3)..........     607,858     1.97       607,858     1.72
Joseph F. Tumminaro(4).........   5,018,422    16.53     5,043,422    14.45
Steven Sherman(5)..............     400,000     1.31       400,000     1.14
Stephen Kelly(6)...............     350,000     1.14       350,000     1.00
John Palmer(7).................     188,046     0.62       188,046     0.54
Oliver D. Curme(8).............   2,501,263     8.25     2,526,263     7.26
Kathryn C. Gould(9)............   3,115,813    10.28     3,140,813     9.02
Mitchell Kertzman(10)..........      88,825     0.29       113,825     0.33
Robert S. McKinney(11).........           0     0.00        25,000     0.07
William Raduchel(12)...........      87,500     0.29       112,500     0.32
David R. Springett(13).........           0     0.00        25,000     0.07
Carol L. Realini(4)............   5,018,422    16.53     5,043,422    14.45
All directors and officers as a
  group(14)....................  14,641,223    42.81    14,816,223    38.11

Five Percent Stockholders:
First Plaza Group Trust(15)....   3,947,368    13.02     3,947,368    11.34
  The Chase Manhattan Bank
  3 Chase Metrotech Center
  7th Floor
  Brooklyn, NY 11245

                                     Beneficial Ownership  Beneficial Ownership
                                      Before the Offering   After the Offering
                                     --------------------- ---------------------
Name of Beneficial Owner              Shares   Percent (%)  Shares   Percent (%)
------------------------             --------- ----------- --------- -----------
Entities associated with Foundation
  Capital, L.P(16).................  3,115,813    10.28    3,115,813    9.02
  70 Willow Road
  Suite 200
  Menlo Park, CA 94025
Orchid & Co., nominee for T. Rowe
  Price Threshold Fund III, L.P....  2,605,065     8.59    2,605,065    7.48
  100 East Pratt Street
  Baltimore, MD 21202
Battery Ventures III, L.P..........  2,501,263     8.25    2,501,263    7.26
  20 William Street
  Suite 200
  Wellesley, MA 02481
Electronic Data Systems
  Corporation......................  2,421,875     7.99    2,421,875    6.96
  5400 Legacy Drive
  Plano, TX 75024
Norwest Venture Partners VI,
  LP(17)...........................  2,321,472     7.66    2,321,472    6.67
  245 Lytton Avenue
  Suite 250
  Palo Alto, CA 94301
Entities associated with Charter
  Growth Capital(18)...............  2,000,000     6.60    2,000,000    5.74
  525 University Avenue
  Suite 1500
  Palo Alto, CA 94301
Entities associated with Vertex
  Investment II(19)................  1,697,828     5.60    1,697,828    4.88
  Three Lagoon Drive
  Suite 220
  Redwood City, CA 94065

--------

 (1) Consists of:
   . shares held by Mr. Spadafora's children, . 10,000 shares held by a family trust and . 1,765,150 shares subject to an outstanding option, of which 861,325 shares are vested.

 (2) Consists of:
   . shares held by Mr. Springsteel's children and . 463,345 shares subject to outstanding options, of which 211,245 shares are vested.

 (3) Consists of:
   . shares held by trusts for the benefit of Mr. Morrison's children and . 592,859 shares subject to outstanding options, of which 266,866 shares are vested.

 (4) The common stock held by Mr. Tumminaro and Ms. Realini consists of:
   . 4,970,000 shares held by a family trust and trusts for the benefit of Mr. Tumminaro and Ms. Realini children
   . 26,026 shares subject to outstanding options held by Mr. Tumminaro, of which 23,868 shares are fully vested
   . 22,396 shares subject to outstanding options held by Ms. Realini, of which 21,802 shares are fully vested and
   . 25,000 shares subject to an outstanding option that will be automatically granted to Ms. Realini upon completion of the offering, none of which are vested.-
    A trust for the benefit of the family of Mr. Tumminaro and Ms. Realini and a trust for the benefit of the children of Mr. Tumminaro and Ms. Realini have granted an option to the underwriters to purchase up to aggregate of 250,000 shares of common stock to cover over-allotments.

 (5) Consists of:
   . 100,000 shares of common stock held by Mr. Sherman, all of which are subject to a right of repurchase in favor of Chordiant if Mr. Sherman terminates his services as an employee
   . 300,000 shares are subject to an outstanding option, none of which are vested.

 (6) Consists of 350,000 shares subject to outstanding options, of which 99,999 shares are vested.

 (7) Consists of 188,046 shares subject to outstanding options, all of which shares are fully vested. In August 1999, Mr. Palmer resigned as our executive vice president, engineering and is no longer an officer of Chordiant.

 (8) Consists of 25,000 shares subject to an outstanding option that will be automatically granted to Mr. Curme upon completion of the offering, none of which are vested. Mr. Curme is a general partner of Battery Ventures III, L.P, which is the sole general partner of Battery Ventures III LP. Mr. Curme disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest in these entities.

 (9) Consists of 25,000 shares subject to an outstanding option that will be automatically granted to Ms. Gould upon completion of the offering, none of which are vested. Ms. Gould is a managing member of Foundation Capital Management, LLC, which is the general partner and managing member of Foundation Capital, LP and Foundation Capital Entrepreneurs Fund LLC. She disclaims beneficial ownership of the shares held by the entities associated with Foundation Capital, except to the extent of her financial interest in these entities.

(10) Consists of:
   . 88,825 shares subject to an outstanding option, of which 62,917 shares are vested and
   . 25,000 shares subject to an outstanding option that will be automatically granted to Mr. Kertzman upon completion of the offering, none of which are vested.

(11) Consists of 25,000 shares subject to an outstanding option that will be automatically granted upon completion of the offering, none of which are vested.

(12) Consists of 87,500 shares subject to an outstanding option, of which 29,166 shares are vested.

(13) Consists of 25,000 shares subject to an outstanding option that will be automatically granted upon completion of the offering, none of which are vested.

(14) Includes shares described in the notes above, as applicable.

(15) The Chase Manhattan Bank acts as the trustee for First Plaza Group Trust. These shares may be considered to be owned beneficially by General Motors Investment Management, a wholly owned subsidiary of General Motors. General Motors Investment Management is serving as the trust's investment manager for these shares and in that capacity it has the sole power to direct the trustee about the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed.

(16) Consists of:
   . 260,724 shares held by Foundation Capital Entrepreneurs LLC and . 2,802,458 shares held by Foundation Capital LP.

    Foundation Capital Management, LLC is the managing member of Foundation Capital Entrepreneurs Fund, LLC and is the general partner of Foundation Capital, LP. Ms. Gould is a director of Chordiant and disclaims beneficial ownership of the shares held by these Foundation Capital entities, except to the extent of her financial interest as a member of Foundation Capital Management, LLC.

(17) The sole general partner of Norwest Venture Partners VI, LP is Itasca VC Partners VI, LLP, whose managing partner is George Still and whose managing administrative partner is John Whaley. All voting and investment power of these shares is held solely by Norwest Venture Partners VI, LP acting by and through Itasca VC Partners VI and its managing partner and managing administration partner.

(18) Consists of:
   . a convertible debenture held by Charter Growth Capital, L.P. convertible into 560,000 shares of series D preferred stock,
   . a convertible debenture held by CGC Investors, L.P. convertible into 35,000 shares of series D preferred stock and
   . a convertible debenture held by Charter Growth Capital Co-Investment Fund, L.P. convertible into 1,405,000 shares of series D preferred stock.

(19) Consists of:
   .  130,625 shares held by HWH Investment PTE, Ltd.,
   .  717,812 shares held by Vertex Asia Ltd., and
   .  849,391 shares held by Vertex Investments II Ltd.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 300,000,000 shares of common stock, and 51,000,000 shares of preferred stock. There were 30,318,295 shares of our common stock outstanding as of December 31, 1999, held by 114 stockholders, after giving effect to the conversion of our preferred stock and convertible debentures into common stock.

Common Stock

    The holders of our common stock are permitted to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are allowed to receive dividends as may be declared by the board of directors out of funds legally available in proportion to their stockholdings. If we liquidate, dissolve or wind up, holders of common stock are allowed to share in proportion to their stockholdings in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

    Under our amended and restated certificate of incorporation, our board has the authority, without further action by stockholders, to issue up to 51,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could reduce the voting power of holders of common stock and reduce the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. This issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of Chordiant. We have no present plans to issue any shares of preferred stock.

Registration Rights

    Upon completion of this offering and subject to contractual limitations, the holders of 24,412,193 shares of common stock will have rights to register these shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares will receive notice of the registration and will be allowed to include, at our expense, their shares of common stock. The holders of these shares may also require us, at our expense and on not more than two occasions at any time beginning on the later of September 28, 2000 or six months from the date of the closing of this offering, to file a registration statement under the Securities Act for their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders may require us, at our expense, to register their shares on Form S-3 when this form becomes available to us. These rights terminate six years after the effective date of this offering.

Delaware Anti-Takeover Law

    Statutory Business Combination Provision. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . before that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or after that date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, by the vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with or controlling or controlled by the entity or person.

  Section 203 defines business combination to include:

  .  any merger involving the corporation and the interested stockholder;

  . any sale or other transfer involving the interested stockholder of 10% or more of the assets of the corporation;

  . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, or other financial benefits provided by or through the corporation.

Charter and Bylaw Protections

    Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors by a resolution adopted by a majority of the total number of authorized directors, or by the holders of 50% of our outstanding voting stock. Furthermore, our amended and restated certificate requires the advance notice of stockholders' nominations for the election of directors and business brought before a meeting of stockholders.

    Our amended and restated certificate specifies that our board of directors will be classified into three classes of directors. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation's certificate of incorporation provides otherwise. Our amended and restated certificate does not provide otherwise. In addition, the amended and restated certificate specifies that the authorized number of directors may be changed only by resolution of the board of directors and excludes cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our amended and restated certificate provides that a majority of the directors in office, even if less than a quorum, can fill vacancies created by resignation, death, disqualification, removal or by an increase in the size of the board.

    Some provisions of our amended and restated certificate may only be amended with the approval of 66 2/3% of our outstanding voting stock and our amended and restated bylaws may be amended only by the board or by the approval of 66 2/3% of our outstanding voting stock.

    These provisions contained in our amended and restated certificate and our amended and restated bylaws could delay or discourage some types of transactions involving an actual or potential change in control of Chordiant or its management, which includes transactions in which stockholders might otherwise receive a premium for their shares over then current prices. They may also limit the ability of stockholders to remove our current management or approve transactions that stockholders may consider to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent And Registrar

    The transfer agent and registrar for our common stock is BankBoston, N.A. Its telephone number is (781) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce our price. Since, other than the shares offered in this offering, no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of large amounts of our common stock in the public market after these restrictions lapse could reduce our stock's market price and our ability to raise equity capital.

    Upon completion of this offering, we will have outstanding an aggregate of 34,818,295 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after December 31, 1999. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by directors, officers or owners of ten percent or more of our stock. The remaining 30,094,801 shares of common stock are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 under the Securities Act.

    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

  . no shares will be eligible for sale before 180 days from the date the registration statement of which this prospectus is a part is declared effective;

  . 24,109,283 shares will be eligible for sale upon the expiration of the lock-up agreements described below 180 days after the date this offering is declared effective;

  . 5,963,155 shares will be eligible for sale at various times after the expiration of the lock-up agreements described below 180 days after the date this offering is declared effective; and

  . 2,109,283 shares will be eligible for sale upon the exercise of vested options 180 days after the date this offering is declared effective.

Lock-Up Agreements

    Our officers, directors, and stockholders have agreed, subject to some exclusions, not to transfer or dispose of any shares of our common stock or any securities convertible into shares of our common stock. This restriction will be applicable until 180 days after the date this offering is declared effective. Transfers can be made sooner in certain circumstances or with the prior written consent of FleetBoston Robertson Stephens Inc.

Rule 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of our public offering, a person who has beneficially owned shares of our common stock for at least one year, including any directors, officers or owners of ten percent or more of our stock, can sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 345,948 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four weeks preceding the filing of a notice on Form 144 for the sale.

    Sales under Rule 144 are also subject to other requirements concerning the manner of sale, notice filing and the availability of current public information about Chordiant.

Rule 144(k)

    Under Rule 144(k), a person who is not a director, executive officer or owner of ten percent or more of our stock and was not at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than a director, executive officer or 10% stockholder, is allowed to sell these shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

Rule 701

    In general, under Rule 701, any Chordiant employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is allowed to resell these shares 90 days after the effective date of our initial public offering in reliance on Rule 144, without having to comply with some restrictions, including the holding period, contained in Rule 144.

    The Securities and Exchanges Commission has indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than officers, directors and 10% stockholders, as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by officers, directors and 10% stockholders under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

    Upon completion of this offering, the holders of 24,412,193 shares of our common stock will have rights for the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by officers, directors and 10% stockholders, immediately upon the effectiveness of this offering.

Stock Options

    After this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our 1999 equity incentive plan, the 1999 employee stock purchase plan and the 1999 non-employee directors stock option plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Shares registered under the registration statements will, subject to Rule 144 volume limitations applicable to officers, directors and 10% stockholders and contractual limitations, be available for sale in the open market, immediately after the effective date of that registration statement.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, and Thomas Weisel Partners LLC, have each agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   FleetBoston Robertson Stephens Inc.........................     2,250,000
   Dain Rauscher Incorporated.................................     1,125,000
   Thomas Weisel Partners LLC.................................     1,125,000
                                                                   ---------
     Total....................................................     4,500,000
                                                                   =========

    We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price of $18.00 per share and to dealers at that price less a concession of not more than $0.76 per share, of which $0.10 may be allowed to other dealers. After the initial public offering, these prices may be reduced by the representatives. This reduction will not change the amount of proceeds to be received by us or the selling stockholders. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 115 filed public offerings of equity securities, of which 82 have been completed, and has acted as an underwriter in an additional 56 public offerings of equity securities in which it has not acted as a lead or co-manager. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except for its contractual relationship with us under the underwriting agreement entered into for this offering.

    The following table summarizes the compensation to be paid to the underwriters by Chordiant:

                                                                   Total
                                                           ---------------------
                                                            Without
                                                      Per    Over-    With Over-
                                                     Share allotment  allotment
                                                     ----- ---------- ----------
Underwriting discounts and commissions paid by
  Chordiant........................................  $1.26 $5,670,000 $6,205,500
Expenses payable by Chordiant......................  $0.25 $1,108,197 $1,108,197
                                                     ----- ---------- ----------
  Total............................................  $1.51 $6,778,197 $7,313,697

    Over-allotment Options. We have granted to the underwriters an option to purchase from the Company up to 425,000 additional shares of common stock at $16.74 per share. Additionally, a principal stockholder and a family trust for the benefit of the family of Carol Realini and Joseph Tumminaro, each a director and founder of Chordiant, and an educational trust for the benefit of the children of Mr. Tumminaro and Ms. Realini have granted to the underwriters an option to purchase up to 250,000 additional shares of common stock at $16.74 per share. Each option is exercisable for 30 days after the date of this prospectus. If the underwriters exercise either option, each of the underwriters will be required to purchase the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered.

    If purchased, these additional shares will be sold by the underwriters on the same terms as those offered by this prospectus. If our option is exercised we will be required to sell the shares the underwriters choose to purchase under the option. If the selling stockholders' option is exercised they will be required to sell the shares the underwriters choose to purchase under the option. The underwriters are obligated to exercise the selling stockholders' option in full before exercising their option with us. The underwriters may exercise these options only to cover over-allotments made for the sale of the shares of common stock offered in this offering.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, Chordiant and the selling stockholders, including indemnity against liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-up Agreements. Our officers, directors and stockholders have agreed, for a period of 180 days after the date of this prospectus, that, subject to exceptions, they will not offer to sell or transfer any shares of common stock or any securities convertible into shares of common stock owned as of the date of this prospectus or, with some exceptions, acquired by them after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may release all or a portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares before the expiration of the lock-up period other than through this offering.

    Future Sales. We have agreed that until 180 days after the date of this prospectus, we will not, subject to some exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc.:

  . consent to the transfer of any shares of our common stock held by our stockholders before the expiration of the lock-up period; or

  . issue, sell or transfer any shares of our common stock, or any securities convertible into our common stock other than

    (1) the sale of shares in this offering,

    (2) the issuance of common stock upon the exercise of outstanding options,

    (3) the issuance of options under existing stock option and incentive plans, and

    (4) the issuance of up to 3,400,000 shares as a result of future acquisitions.

    Listing. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol CHRD.

    No Prior Public Market. Before this offering, there was no public market for our common stock. As a result, the initial public offering price for the common stock offered in this offering will be determined through negotiations between us and the representatives. We will determine the initial offering price based on factors including:

  .  prevailing market conditions,

  .  our financial information,

  . market valuations of other companies that we and the representatives believe to be comparable to ours,

  .  estimates of our business potential, and

  .  our present state of development.

    Stabilization. The representatives have advised us that the underwriters may perform the following transactions.

                   Transaction                                   Description

     stabilizing bid                              a bid for or the purchase of the common
                                                  stock on behalf of the underwriters for
                                                  the purpose of fixing or maintaining the
                                                  price of the common stock.

  syndicate covering transaction               a bid for or the purchase of the common
                                               stock on behalf of the underwriters to
                                               cover a position where the underwriter
                                               has sold shares it did not yet own,
                                               incurred by the underwriters for this
                                               offering.

  penalty bid                                  an arrangement permitting the
                                               representatives to reclaim the selling
                                               concession otherwise payable to an
                                               underwriter for this offering if the
                                               common stock originally sold by the
                                               underwriter is purchased by the
                                               representatives in a syndicate covering
                                               transaction and has therefore not been
                                               effectively placed by the underwriter.

These transactions may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. The representatives have advised us that these transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

    Internet Distribution. The representatives have advised us that a limited number of shares will be made available to the customers of E*TRADE Securities, Inc. E*TRADE Securities will make a copy of the prospectus in electronic format available on its web site located at www.etrade.com. E*TRADE will accept conditional offers to purchase shares from all of its customers that complete and pass an online eligibility profile. If demand for shares from the customers of E*TRADE exceeds the number of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. The representatives have advised us that there are no plans to direct shares to particular internet purchasers.

    Directed share program. At our request, the underwriters have reserved up to 225,000 shares of common stock at the initial public offering price, to directors, officers, employees, business associates and related persons of Chordiant. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not purchased by the identified persons will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against liabilities and expenses, including liabilities under the Securities Act of 1933 for the sales of these shares.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Other specified legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which are contained in exhibits to the registration statement as permitted by the Securities and Exchange Commission rules and regulations. For further information about us and our common stock, you should refer to the registration statement.

    The registration statement can be inspected and copied at the Securities and Exchange Commission's following locations:

   Public Reference Room Office Northeast Regional Office Midwest Regional Office
      450 Fifth Street, N.W.    Seven World Trade Center      Citicorp Center
      Washington, D.C. 20549           Suite 1300         500 West Madison Street
                                   New York, NY 10048            Suite 1400
                                                           Chicago, IL 60661-2511

In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's world wide web, located at http://www.sec.gov.

    We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of the documents that we file electronically with the Securities and Exchange Commission through the Securities and Exchange Commission's website located at http://www.sec.gov. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

                            CHORDIANT SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheet................................................. F-3

Consolidated Statement of Operations....................................... F-4

Consolidated Statement of Stockholders' Deficit............................ F-5

Consolidated Statement of Cash Flows....................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chordiant Software, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Chordiant Software, Inc.("Chordiant"), at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of Chordiant's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 18, 2000, except for Note 14
which is as of February 10, 2000

                            CHORDIANT SOFTWARE, INC.

                           CONSOLIDATED BALANCE SHEET
            (amounts in thousands, except share and per share data)

                                                                   Pro Forma
                                                                Liabilities and
                                                                 Stockholders'
                                              December 31,         Equity at
                                            ------------------   December 31,
                                              1998      1999         1999
                                            --------  --------  ---------------
                                                                  (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents...............  $  1,713  $  6,719
  Short-term investments..................     1,051     2,000
  Accounts receivable--third parties,
    net...................................     5,287     7,233
  Accounts receivable--related parties....       102     1,211
  Other current assets....................       274     1,775
                                            --------  --------
     Total current assets.................     8,427    18,938
Property and equipment, net...............     2,866     2,580
Other assets..............................       228       568
                                            --------  --------
                                            $ 11,521  $ 22,086
                                            ========  ========
LIABILITIES, MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Borrowings..............................  $    776  $  2,608     $  2,608
  Accounts payable--related parties.......       206        --           --
  Accounts payable--third parties.........     4,346     2,101        2,101
  Accrued expenses........................     2,115     2,493        2,493
  Prepaid licenses--related parties.......     6,000        --           --
  Deferred revenue........................     5,146     9,903        9,903
                                            --------  --------     --------
     Total current liabilities............    18,589    17,105       17,105
Borrowings, long-term.....................       911    10,617          617
Deferred revenue..........................       573       293          293
Other liabilities.........................       103       244          244
                                            --------  --------     --------
                                              20,176    28,259       18,259
                                            --------  --------     --------
Mandatorily Redeemable Convertible
  Preferred Stock, $0.001 par value;
  25,027,985 shares authorized, 16,449,038
  and 22,412,194 shares issued and
  outstanding; no shares issued and
  outstanding pro forma...................    28,949    51,609           --
                                            --------  --------     --------
Commitments and contingencies (Notes 6 and
  8)

Stockholders' Equity (Deficit):
  Preferred Stock, $0.001 par value;
    51,000,000 shares authorized; no
    shares issued and outstanding.........        --        --           --
  Common Stock, $0.001 par value;
    300,000,000 shares authorized;
    5,218,973 and 5,906,101 shares issued
    and outstanding; 30,318,295 shares
    issued and outstanding pro forma......         5         6           30
  Additional paid-in capital..............     2,820    14,652       76,237
  Note receivable from stockholder........        --      (406)        (406)
  Unearned compensation...................    (1,002)   (9,470)      (9,470)
  Accumulated deficit.....................   (39,427)  (62,564)     (62,564)
                                            --------  --------     --------
     Total stockholders' equity
       (deficit)..........................   (37,604)  (57,782)       3,827
                                            --------  --------     --------
                                            $ 11,521  $ 22,086     $ 22,086
                                            ========  ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            CHORDIANT SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
            (amounts in thousands, except share and per share data)

                                                 Year Ended December 31,
                                              --------------------------------
                                                1997       1998        1999
                                              ---------  ---------  ----------
Net revenues:
 License--third parties...................... $   1,142  $   4,360  $    5,938
 License--related parties....................        --         --       2,069
 Service--third parties......................     1,677      8,013       9,007
 Service--related parties....................        89         92         574
                                              ---------  ---------  ----------
     Total net revenues......................     2,908     12,465      17,588
                                              ---------  ---------  ----------
Cost of net revenues:
 License--third parties......................        73        425         263
 License--related parties....................        --         --         134
 Service--third parties......................     1,388      8,846      13,999
 Service--related parties....................        74        101         353
                                              ---------  ---------  ----------
     Total cost of net revenues..............     1,535      9,372      14,749
                                              ---------  ---------  ----------
Gross profit (loss)..........................     1,373      3,093       2,839
                                              ---------  ---------  ----------
Operating expenses:
 Sales and marketing.........................     5,142     12,580      13,368
 Research and development....................     6,240      5,858       6,494
 General and administrative..................     1,416      2,046       2,668
 Stock-based compensation....................       498        489       2,660
                                              ---------  ---------  ----------
     Total operating expenses................    13,296     20,973      25,190
                                              ---------  ---------  ----------
Loss from operations.........................   (11,923)   (17,880)    (22,351)
Interest expense.............................      (112)      (121)     (1,067)
Other income (expense), net..................       442        561         281
                                              ---------  ---------  ----------
Net loss..................................... $ (11,593) $ (17,440) $  (23,137)
                                              =========  =========  ==========
Net loss per share:
 Basic and diluted........................... $   (2.31) $   (3.44) $    (4.34)
                                              =========  =========  ==========
 Weighted average shares..................... 5,008,623  5,074,533   5,326,831
                                              =========  =========  ==========
Pro forma net loss per share (unaudited):
 Basic and diluted...........................                       $    (0.93)
                                                                    ==========
 Weighted average shares.....................                       24,805,221
                                                                    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                            CHORDIANT SOFTWARE, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                   (amounts in thousands, except share data)

                                                         Note
                           Common Stock    Additional Receivable                               Total
                         -----------------  Paid-in      from       Unearned   Accumulated Stockholders'
                          Shares    Amount  Capital   Stockholder Compensation   Deficit      Deficit
                         ---------  ------ ---------- ----------- ------------ ----------- -------------
Balance at December 31,
  1995.................. 5,000,000   $ 5    $   803      $  --      $     --    $ (2,832)    $ (2,024)
 Exercise of stock
   options..............    70,625    --          6         --            --          --            6
 Repurchase of common
   stock................   (66,250)   --         (9)        --            --          --           (9)
 Stock compensation.....        --    --          3         --            --          --            3
 Net loss...............        --    --         --         --            --      (7,562)      (7,562)
                         ---------   ---    -------      -----      --------    --------     --------
Balance at December 31,
  1996.................. 5,004,375     5        803         --            --     (10,394)      (9,586)
 Exercise of stock
   options..............    31,638    --          4         --            --          --            4
 Repurchase of common
   stock................   (23,280)   --         (5)        --            --          --           (5)
 Stock compensation.....        --    --        498         --            --          --          498
 Net loss...............        --    --         --         --            --     (11,593)     (11,593)
                         ---------   ---    -------      -----      --------    --------     --------
Balance at December 31,
  1997.................. 5,012,733     5      1,300         --            --     (21,987)     (20,682)
 Exercise of stock
   options..............   236,635    --         56         --            --          --           56
 Repurchase of common
   stock................   (30,395)   --        (27)        --            --          --          (27)
 Unearned compensation..        --    --      1,500         --        (1,500)         --           --
 Amortization of
   unearned
   compensation.........        --    --         --         --           489          --          489
 Stock option
   cancellations........        --    --         (9)        --             9          --           --
 Net loss...............        --    --         --         --            --     (17,440)     (17,440)
                         ---------   ---    -------      -----      --------    --------     --------
Balance at December 31,
  1998.................. 5,218,973     5      2,820         --        (1,002)    (39,427)     (37,604)
 Exercise of stock
   options..............   712,703     1        745       (406)           --          --          340
 Repurchase of common
   stock................   (25,575)   --        (41)        --            --          --          (41)
 Unearned compensation..        --    --     11,274         --       (11,274)         --           --
 Amortization of
   unearned
   compensation.........        --    --         --         --         2,660          --        2,660
 Stock option
   cancellations........        --    --       (146)        --           146          --           --
 Net loss...............        --    --         --         --            --     (23,137)     (23,137)
                         ---------   ---    -------      -----      --------    --------     --------
Balance at December 31,
  1999.................. 5,906,101   $ 6    $14,652      $(406)     $ (9,470)   $(62,564)    $(57,782)
                         =========   ===    =======      =====      ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            CHORDIANT SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (amounts in thousands)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
Cash flows from operating activities:
 Net loss........................................ $(11,593) $(17,440) $(23,137)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................      913       521     1,276
  Stock-based compensation.......................      498       489     2,660
  Provision for doubtful accounts................      569        17       470
  Changes in assets and liabilities:
   Accounts receivable--third parties............      467    (4,963)   (2,416)
   Accounts receivable--related parties..........     (117)       15    (1,109)
   Other current assets..........................    1,074       311    (1,501)
   Other assets..................................       (2)     (181)     (340)
   Accounts payable--third parties...............       37     3,936    (2,245)
   Accounts payable--related parties.............      206        --      (206)
   Accrued expenses..............................   (1,417)    1,308       378
   Prepaid licenses--related parties.............    6,000        --        --
   Deferred revenue..............................      223     1,317    (1,523)
   Other liabilities.............................       --       103       141
                                                  --------  --------  --------
     Net cash used in operating activities.......   (3,142)  (14,567)  (27,552)
                                                  --------  --------  --------
Cash flows from investing activities:
 Purchases of property and equipment.............     (744)   (2,033)     (990)
 Purchases of short-term investments.............       --    (9,558)   (2,800)
 Proceeds from sales and maturities of short-term
  investments....................................       --     8,507     1,851
                                                  --------  --------  --------
     Net cash used in investing activities.......     (744)   (3,084)   (1,939)
                                                  --------  --------  --------
Cash flows from financing activities:
 Issuance of mandatorily redeemable convertible
  preferred stock, net...........................   19,902        --    22,660
 Exercise of stock options.......................        4        56       340
 Repurchase of common stock......................       (5)      (27)      (41)
 Proceeds from borrowings........................      558       781    14,627
 Repayment of borrowings.........................     (335)     (362)   (3,089)
                                                  --------  --------  --------
     Net cash provided by financing activities...   20,124       448    34,497
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   16,238   (17,203)    5,006
Cash and cash equivalents at beginning of
 period..........................................    2,678    18,916     1,713
                                                  --------  --------  --------
Cash and cash equivalents at end of period....... $ 18,916  $  1,713  $  6,719
                                                  ========  ========  ========
Supplemental cash flow information:
 Cash paid for interest.......................... $    112  $    112  $  1,062
                                                  ========  ========  ========
 Cash paid for income taxes...................... $     --  $     --  $     --
                                                  ========  ========  ========
Supplemental non-cash activities:
 Common Stock issued for stockholder note........ $     --  $     --  $    406
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            CHORDIANT SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (amounts in thousands, except share and per share data)

NOTE 1--THE COMPANY:

    Chordiant Software, Inc. ("Chordiant"), formerly J. Frank Consulting, Inc. and J. Frank & Associates, Inc., was incorporated in California in March 1991 and reincorporated in Delaware by merging into Chordiant Delaware, Inc., a wholly-owned Delaware subsidiary, in October 1997. At that time, Chordiant Delaware, Inc. changed its name to Chordiant Software, Inc. Chordiant provides e-business infrastructure software for customer interaction applications. Chordiant's product helps enable companies to offer their customers personalized marketing, sales programs, e-business services and customer support across multiple channels of communication.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

    The accompanying consolidated financial statements include the accounts of the Chordiant and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, cash equivalents and short-term investments

    Chordiant considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1998 and 1999, $1,477 and $6,087 of money market account balances, commercial paper and municipal bonds, the fair value of which approximates cost, are included in cash and cash equivalents. The gross unrealized gains and losses were not significant in the periods presented.

    Chordiant classifies its short-term investment securities as "available-for-sale." At December 31, 1998 and 1999, the fair value of these securities, comprised primarily of medium-term notes, approximates cost, and the gross unrealized gains and losses were not significant. These securities mature within one year.

 Fair value of financial instruments

    Chordiant's financial instruments, including cash and cash equivalents, accounts receivable, deposits, accounts payable and borrowings are carried at cost, which approximates fair value because of the short-term nature of those instruments.

 Property and equipment

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of assets which range from three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the estimated economic

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)

life of the asset or the lease term. Purchased internal-use software consists primarily of amounts paid for perpetual licenses to third party software applications which are amortized over their estimated useful life, generally three years.

 Prepaid licenses-related parties

    Prepaid licenses-related parties totalling $6 million was received from a stockholder in 1997. The intention of this cash advance was that the amount would be applied against future revenue contracts, to the extent that any such contracts are entered. During 1999, Chordiant delivered licenses to the stockholder and reduced the prepaid licenses-related parties account. Chordiant recognized this revenue in accordance with its revenue recognition accounting policy.

 Impairment of long-lived assets

    Chordiant evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards "SFAS No. 121", "Accounting for Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets if the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets.

 Revenue recognition

    Chordiant derives revenues from licenses of its software and related services, which include assistance in implementation, customization and integration, post-contract customer support, training and consulting.

    On contracts involving significant implementation or customization essential to the functionality of the Chordiant's product, license and service revenues are recognized using the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Chordiant classifies revenues from these arrangements as license and services revenues, based upon the estimated fair value of each element. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

    On contracts that do not involve significant implementation or customization essential to the functionality of Chordiant's product, license fees are recognized when there is persuasive evidence of an arrangement for a fixed and determinable fee that is probable of collection and when delivery has occurred. For arrangements with multiple elements, Chordiant recognizes revenue for services and post-contract customer support based upon vendor specific objective evidence (VSOE), VSOE for the services element is based upon the standard hourly rates it charges for services and based upon the complexity of the services and experience of the professional performing the services and such services are separately priced in the contract, VSOE for annual post-contract customer support is established with the stated future renewal rates included in the contracts. Chordiant recognizes revenue for the license portion of a multiple element arrangement based upon the residual contract value as prescribed by Statement of Position No. 98-9, "Modification of SoP No. 97-2 with Respect to Certain Transactions."

    Revenues from reseller arrangements are recognized when reported by the reseller upon re-licensing of Chordiant's software to end users. Chordiant's agreements with its customers and resellers do not contain product return rights.

    Other service revenues from consulting and training services are recognized as such services are performed. Service revenues from post-contract customer support are recognized ratably over the support period, generally one year.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


    In future periods, Chordiant expects to derive revenues from contracts that provide for implementation services at a fixed hourly rate. On other contracts Chordiant expects to derive revenues from the licensing of the installed product on a per transaction basis. In connection with such arrangements, Chordiant will recognize the fair value of the implementation services as such services are delivered and will recognize license fees on a monthly basis at the contractual rate.

    Chordiant bills customers in accordance with contract terms. Amounts billed to customers in excess of revenues recognized are recorded as deferred revenues.

 Concentrations of Credit Risk

    Financial instruments that potentially subject Chordiant to concentrations of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. To date, Chordiant has invested excess funds in money market accounts, commercial paper, municipal bonds and term notes. Chordiant deposits cash, cash equivalents and short-term investments with financial institutions that management believes are credit worthy. Chordiant's accounts receivable are derived from revenues earned from customers located in the United States, United Kingdom, Canada, Netherlands and Africa. Chordiant performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Chordiant maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable.

    The following table summarizes the revenues from customers, all of which were third parties, in excess of 10% of total net revenues:

                                                                    Year Ended
                                                                   December 31,
                                                                  ----------------
                                                                  1997  1998  1999
                                                                  ----  ----  ----
   Company A.....................................................  28%   --    --
   Company B.....................................................  --    12%   30%
   Company C.....................................................  --    --    19%
   Company D.....................................................  53%   --    --
   Company E.....................................................  --    14%   --
   Company F.....................................................  --    36%   --
   Company G.....................................................  --    19%   --

    At December 31, 1998, Companies B and F accounted for 21% and 26% of accounts receivable, net. At December 31, 1999, companies B and C accounted for 24% and 8% of accounts receivable, net.

 Research and development

    Research and development costs are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs."

 Software development costs

    Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No costs have been capitalized to date, as the effect on the financial statements for all periods presented is immaterial.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Advertising costs

    Advertising costs are expensed as incurred in accordance with Statement of Position No. 93-7, "Reporting on Advertising Costs." Advertising costs for the years ended December 31, 1997, 1998 and 1999 totaled $1,316, $1,955 and $1,340.

 Stock-based costs and expenses

    Chordiant accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under APB 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of Chordiant's stock and the amount an employee must pay to acquire the stock.

 Foreign currency translation

    The functional currency of Chordiant's sales office located in the United Kingdom is its local currency. Foreign currency assets and liabilities are translated at the current exchange rates at each balance sheet date. Revenues and expenses are translated at weighted average exchange rates in effect during the year. Gains and losses resulting from foreign currency translation have not been material to the financial statements of any period presented. To the extent these gains or losses are recognized in future periods, such amounts will be recorded directly into a separate component of stockholders' deficit. Foreign currency transaction gains and losses are included in the determination of net income or loss. During the years ended December 31, 1997, 1998 and 1999, net foreign currency transaction gains or losses were immaterial.

 Income taxes

    Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Chordiant's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Recapitalization

    In November 1999, Chordiant's board of directors approved the filing of a registration statement for an underwritten public offering of Chordiant's common stock whereupon the authorized number of shares of common stock will be increased to 300,000,000 and the authorized number of shares of undesignated convertible preferred stock will be increased to 51,000,000. All share information included in these consolidated financial statements have been retroactively adjusted to reflect this recapitalization.

 Reverse Stock Split

    In November 1999, Chordiant's Board of Directors approved a 1-for-2 reverse stock split of Chordiant's outstanding shares. The reverse stock split is expected to become effective before the effective date of the initial public offering. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this reverse stock split.

                           CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Net loss per share

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares consist of the incremental number of common shares issuable upon conversion of mandatorily redeemable convertible preferred stock (using the if-converted method), common shares issuable upon the exercise of stock options (using the treasury stock method), common shares issuable upon the assumed conversion of convertible debt (using the if-converted method) and common shares subject to repurchase by Chordiant. The calculation of diluted net loss per share excludes potential common shares if their effect is anti-dilutive.

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                 Year Ended December 31,
                                              -------------------------------
                                                1997       1998       1999
                                              ---------  ---------  ---------
Net loss..................................... $ (11,593) $ (17,440) $ (23,137)
                                              ---------  ---------  ---------

Weighted average common shares............... 5,008,623  5,074,533  5,391,265
Weighted average unvested
  Common shares subject to repurchase........        --         --    (64,434)
                                              ---------  ---------  ---------
Denominator for basic and diluted
  calculation................................ 5,008,623  5,074,533  5,326,831
                                              ---------  ---------  ---------

Net loss per share--basic and diluted........ $   (2.31) $   (3.44) $   (4.34)
                                              =========  =========  =========

    The following table sets forth the weighted average potential common shares that are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive:

                                                   Year Ended December 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
Weighted average effect of antidilutive
  securities:
  Mandatorily redeemable convertible
    preferred stock..........................  10,008,307 16,449,038 17,998,938
  Convertible debt...........................          --         --  1,479,452
  Employee stock options.....................     506,603  1,908,598  6,201,931
  Common shares subject to repurchase........          --         --     64,434
                                               ---------- ---------- ----------
                                               10,514,910 18,357,636 25,744,755
                                               ========== ========== ==========

 Pro forma net loss per share (unaudited)

    Pro forma net loss per share for the year ended December 31, 1999, is computed using the weighted average number of common shares outstanding, including the assumed conversion of Chordiant's mandatorily redeemable convertible preferred stock and the conversion of convertible debt that the holders have committed to converting, into shares of Chordiant's common stock effective upon the closing of an initial public offering, as if such conversions occurred on January 1, 1999, or at the date of original issuance, if later. The resulting unaudited pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 19,478,390 for the year ended December 31, 1999. The calculation of pro forma diluted net loss per share excludes other potential common shares as the effect is anti-dilutive. Pro forma potential common shares are comprised of common stock subject to repurchase and incremental common stock issuable upon the exercise of stock options.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Pro forma liabilities and stockholders' equity (unaudited)

    Effective upon the closing of Chordiant's initial public offering, the outstanding shares of mandatorily redeemable convertible preferred stock and the outstanding convertible debt will convert into 22,412,194 and 2,000,000 shares of common stock. Also effective upon the closing of this offering, Chordiant will be authorized to issue 300,000,000 shares of common stock and 51,000,000 shares of undesignated convertible preferred stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Liabilities and Stockholders' Equity as of December 31, 1999.

 Segment information

    Effective January 1, 1998, Chordiant adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, Chordiant has determined that it operates in a single operating segment.

    Foreign revenues are based on the country in which the customer is located. The following is a summary of total net revenues by geographic area:

                                                           Year Ended December
                                                                   31,
                                                          ----------------------
                                                           1997   1998    1999
                                                          ------ ------- -------
   United States......................................... $2,719 $ 2,729 $10,974
   United Kingdom........................................    189   3,441   3,973
   Canada................................................     --   1,724     642
   Netherlands...........................................     --   4,500   1,653
   Other.................................................     --      71     346
                                                          ------ ------- -------
                                                          $2,908 $12,465 $17,588
                                                          ====== ======= =======

    Property and equipment information is based on the physical location of the assets. The following is a summary of property and equipment by geographic area:

                                                                   December 31,
                                                                   -------------
                                                                    1998   1999
                                                                   ------ ------
   United States.................................................. $2,587 $2,350
   United Kingdom.................................................    279    230
                                                                   ------ ------
                                                                   $2,866 $2,580
                                                                   ====== ======

 Comprehensive income

    Effective January 1, 1998, Chordiant adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from nonowner sources. To date, Chordiant has not had any material transactions that are required to be reported in comprehensive income other than its net loss.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Recent accounting pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivatives Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. Chordiant does not currently, nor does it intend in the future, to use derivative instruments and therefore does not expect that the adoption of SFAS No. 133 will have any impact on its financial position or results of operations.

NOTE 3--BALANCE SHEET COMPONENTS:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Accounts receivable--third parties, net:
    Accounts receivable....................................... $ 5,541  $ 7,957
    Allowance for doubtful accounts...........................    (254)    (724)
                                                               -------  -------
                                                               $ 5,287  $ 7,233
                                                               =======  =======
   Property and equipment, net:
    Computer hardware......................................... $ 3,190  $ 3,907
    Purchased internal-use software...........................     895    1,082
    Furniture and equipment...................................     983    1,036
    Leasehold improvements....................................     500      533
                                                               -------  -------
                                                                 5,568    6,558
    Accumulated depreciation and amortization.................  (2,702)  (3,978)
                                                               -------  -------
                                                               $ 2,866  $ 2,580
                                                               =======  =======
   Accrued expenses:
    Accrued payroll and related expenses...................... $ 1,799  $ 1,753
    Other accrued liabilities.................................     316      740
                                                               -------  -------
                                                               $ 2,115  $ 2,493
                                                               =======  =======

NOTE 4--SOFTWARE DEVELOPMENT AGREEMENT:

    During 1995, Chordiant and Visa International Services Association entered into an agreement to jointly perform research and development for a call center software application. In December 1996, Chordiant received notice from Visa terminating the agreement. At December 31, 1996, Chordiant had recorded the total advances received under the agreement of $2,500 as deferred revenue. On May 29, 1997, Visa and Chordiant completed mediation surrounding the termination of the agreement and Chordiant agreed to refund Visa $1,700 of the advances received. The remaining advances totaling $800 were recognized as service revenue from third parties during the year ended December 31, 1997.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


NOTE 5--RELATED PARTY TRANSACTIONS:

    Chordiant has entered into agreements with some holders of Chordiant's mandatorily redeemable convertible preferred stock. These agreements consist primarily of product licenses and related services. Revenues and related costs of revenues together with deferred revenues, accounts receivable, accounts payable and prepaid licenses from these related parties are separately disclosed in the consolidated statements of operations and cash flows and in the consolidated balance sheet.

NOTE 6--BORROWINGS:

 Bank credit facility

    At December 31, 1999, Chordiant maintained a credit facility with a bank consisting of three equipment loans in the aggregate amount of $2,351. As of December 31, 1999, Chordiant had borrowed $910 under these loans. The loans accrue interest at the bank's prime rate plus 0.25% (8.5% at December 31, 1999). The loans mature in June 2000, March 2000 and December 2000. The loans are secured by the assets of Chordiant and include the following material financial covenants, a minimum quick ratio of 1.25 to 1.00, a minimum liquidity ratio of 1.50 to 1.00 and a minimum capital base of $4,000,000 through December 31, 1999 and $7,000,000 thereafter. At December 31, 1999, Chordiant was in compliance with these covenants.

    In January 1999, Chordiant renegotiated its credit facility and entered into an accounts receivable line of credit arrangement for borrowings of up to $4,000 and an equipment loan in the amount of $1,000. Chordiant's borrowings under the accounts receivable line of credit are limited to 80% of eligible accounts receivable, accrue interest at the bank's prime rate and mature in January 2000. The borrowings under the equipment loan accrue interest at the bank's prime rate plus 0.25%, 8.5% at December 31, 1999, and mature in January 2002. As of December 31, 1999, Chordiant had borrowed $2,376 against the lines of credit of which $1,485 is payable on demand.

 Convertible debt

    In April 1999, Chordiant raised $10,000 through a convertible debt financing arrangement. The convertible debt bears interest at a rate of 9% per annum and is payable in April 2004. The holders have the right to accelerate Chordiant's obligation to repay the convertible debt upon a change in control, initial public offering of at least $20,000 at a price not less than $10.00 per share, or a significant transaction, as defined. The convertible debt also provides the holders the right to convert the debt instrument into 2,000,000 shares of Chordiant's series D mandatorily redeemable convertible preferred stock at a conversion rate of $5.00 per share.

    The aggregate future payments under the bank credit facilities and convertible debt financing arrangement are as follows:

                                                                    December 31,
   Year Ending December 31,                                             1999
   ------------------------                                         ------------
   1999............................................................   $ 2,621
   2000............................................................       591
   2001............................................................        74
   2002............................................................        --
   2003............................................................        --
   2004............................................................    10,000
                                                                      -------
                                                                       13,286
   Less discount...................................................       (61)
   Less current portion (net of discount)..........................    (2,608)
                                                                      -------
   Long term portion (net of discount).............................   $10,617
                                                                      =======

                           CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


NOTE 7--INCOME TAXES:

    No provision for income taxes has been recorded for any period presented as Chordiant has incurred net operating losses for tax purposes.

    Deferred tax assets and liabilities consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              --------  -------
   Net operating loss carryforwards.......................... $  9,483  $17,700
   Accrued expenses and provisions...........................    3,588    3,700
   Tax credit carryforwards..................................      864    1,100
                                                              --------  -------
   Gross deferred tax assets.................................   13,935   22,500
   Deferred tax valuation allowance..........................  (13,935) (22,500)
                                                              --------  -------
   Net deferred tax assets................................... $     --  $    --
                                                              ========  =======

    Chordiant provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which Chordiant competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets that a full valuation allowance has been provided.

    At December 31, 1998, Chordiant had approximately $25,664 and $12,983 of net operating loss carryforwards for federal and state purposes. At December 31, 1999, Chordiant had approximately $47,989 and $23,702 of net operating loss carryforwards for federal and state purposes. These carryforwards are available to offset future taxable income and expire beginning in 2011 and 2001.

    Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be or limited in certain circumstances. Events that may cause limitations in the utilization of net operating losses include, a cumulative stock ownership change of more than 50% over a three year period and other events. Chordiant has not yet determined whether or not operating loss benefits are impaired or limited.

NOTE 8--COMMITMENTS AND CONTINGENCIES:

 Leases

    Chordiant leases its facilities and some equipment under noncancelable operating leases that expire on various dates through 2004. Rent expense is recognized ratably over the lease term. Future minimum lease payments as of December 31, 1999, are as follows:

      Year Ending December 31,
      ------------------------
      2000............................................................. $1,687
      2001.............................................................  1,629
      2002.............................................................  1,512
      2003.............................................................  1,555
      2004.............................................................    799
      Thereafter.......................................................     --
                                                                        ------
                                                                        $7,182
                                                                        ======

    Rent expense for the year ended December 31, 1997, 1998 and 1999 totaled $559, $1,036 and $1,438.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


NOTE 9--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

    Mandatorily redeemable convertible preferred stock consists of the following:

                                             Shares Issued and     Redemption
                                                Outstanding         Amount at
                                           --------------------- ---------------
                                               December 31,       December 31,
                                  Shares   --------------------- ---------------
                                Authorized    1998       1999     1998    1999
                                ---------- ---------- ---------- ------- -------
Series A.......................  6,838,905  6,838,905  6,838,905 $ 9,000 $ 9,000
Series B.......................  5,410,917  5,410,917  5,410,917   9,199   9,199
Series C.......................  4,199,216  4,199,216  4,199,216  10,750  10,750
Series D.......................  2,000,000         --         --      --      --
Series E.......................  6,578,947         --  5,963,156      --  22,660
                                ---------- ---------- ---------- ------- -------
                                25,027,985 16,449,038 22,412,194 $28,949 $51,609
                                ========== ========== ========== ======= =======

    The series A, series B, series C, series D and series E have rights, preferences and restrictions concerning dividends, conversion, liquidation, voting and redemption as follows:

 Dividends

    The holders of Series A, B, C, D and E are entitled to receive noncumulative, preferential dividends of $0.1316, $0.17, $0.256, $0.50 and $0.38 per share per annum when and if declared by the board of directors.

 Conversion

    Each share of series A, B, C, D and E is convertible into one share of common stock, subject to protection from dilution. For series A, B, and C such conversion is automatic upon the completion of a public offering of common stock for which the aggregate proceeds exceed $10 million and the per share offering price equals or exceeds $4.00. For Series D and E such conversion is automatic upon the completion of a public offering of common stock for which the aggregate proceeds exceed $30 million and the per share offering price equals or exceeds $10.00, when the holders of the majority of the outstanding series A, B, C, D and E elect to convert such shares into common stock. A total of 24,412,194 shares of common stock have been reserved for the conversion of the preferred stock.

 Liquidation

    If any liquidation, dissolution or winding up of Chordiant occurs, series A, B, C, D and E stockholders are entitled to a per share distribution in preference to the holders of common stock equal to the original issue price per share of $1.316, $1.70, $2.56, $5.00 and $3.80 plus any declared but unpaid dividends. Upon liquidation, the series E stockholders are entitled to receive their liquidation before and in preference to the holders of series A, B, C and
D. If funds are sufficient to make a complete distribution to the holders of series A, B, C, D and E as described above, all remaining assets shall be distributed among the holders of the common and preferred stock in proportion to their stockholdings until the holders of the series A, B, C, D and E have received a maximum distribution of $3.40, $3.40, $3.40, $6.64 and $6.64.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Voting

    The holders of series A, B, C, D and E have the right to one vote for each share of common stock into which the series A, B, C, D and E could be converted. The holders of series A, B, C, D and E have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The consent of more than fifty percent of the holders of series A, B, C, D and E shares, voting together as a single class, is required for Chordiant to perform the following:

  . redeem or acquire any shares of series A, B, C, D or E except as discussed below;

  . in any twelve month period, repurchase shares of common stock having a value in excess of $25 excluding Chordiant's right to repurchase shares held by employees, and directors upon termination of employment;

  . create any new class of securities convertible into equity securities of Chordiant having preference over the series A, B, C, D and E shares;

  . pay or set aside payment of any dividend or distribution on any share of common stock;

  . effect any transaction or series of related transactions in which more than fifty percent of the voting power of Chordiant is disposed of;

  . increase or decrease the authorized amount of preferred stock;

  . cause the sale of shares of any additional stock by a subsidiary of Chordiant; and

  . consent to any liquidation, dissolution, or winding up of Chordiant.

    The holders of series A, B, C, D and E, voting as a separate class, are entitled to elect one member to the board of directors. The holders of common stock, voting as a separate class, are entitled to elect one member to the board of directors. The holders of common and preferred stock, voting together as a class on an as-if converted basis, shall be entitled to elect all remaining members of the board of directors.

 Redemption

    On or after June 17, 2001 for Series A and B, on or after December 31, 2001 for Series C, on or after April 6, 2003 for Series D and on or after September 28, 2003, for Series E Chordiant is required, at the written request of holders of not less than sixty percent of the then outstanding series A, B, C, D or E preferred stock to redeem such holders' outstanding shares of series A, B, C, D or E preferred stock for cash at the original issue price plus declared and unpaid dividends in three annual installments beginning no earlier than one full year following the date of the redemption request.

NOTE 10--COMMON STOCK:

    During 1997, 1998 and 1999, Chordiant repurchased 23,280, 30,395, and 25,575 shares of common stock at original issuance prices for a total repurchase price of $5, $27, and $41. The shares were retired upon repurchase.

NOTE 11--STOCK OPTION PLAN:

    In November 1999, the 1999 equity incentive plan was adopted by the board of directors and amends Chordiant's 1997 equity plan. The 1999 plan provides for the grant to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 and for grants to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1999 plan will terminate automatically in 2009. A total of 9,712,500 shares of common stock have been reserved

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)

for issuance under the 1999 plan. The amount reserved under the plan will automatically increase at the end of each year by the greater of (1) 5% of outstanding shares on that date and (2) the number of shares subject to stock awards made under the 1999 plan during the prior twelve month period. However, the automatic increase is subject to reduction by the board of directors. The 1999 plan is administered by the board of directors or a committee that this board delegated this power and provides generally that the option price shall not be less than the fair market value of the shares on the date of grant and that no portion may be exercised beyond ten years from that date. Under the 1999 plan, stock options vest over a period that is limited to five years, but are typically granted with a four year vesting period. Each option outstanding under the 1999 plan may be exercised in whole or in part at any time. Exercised but unvested shares are subject to repurchase by Chordiant at the initial exercise price. At December 31, 1999, 161,384 shares were subject to repurchase.

    During 1997, the Company implemented the bonus and salary conversion plan. The bonus plan provides a means by which selected employees may elect to forego cash bonuses in exchange for fully vested options to purchase shares of Chordiant's common stock. During the years ended December 31, 1997, 1998 and 1999, 500,000, 189,108 and 0 options were granted under the bonus plan with exercise prices ranging from $0.07 to $0.32 per share. The shares subject to the bonus plan can not exceed 750,000.

    The following table summarizes option activity under Chordiant's stock-based compensation plans:

                                          Years Ended December 31,
                          -----------------------------------------------------------
                                 1997                1998                1999
                          ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted
                                     Average             Average             Average
                                     Exercise            Exercise            Exercise
                           Shares     Price    Shares     Price    Shares     Price
                          ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
  of period.............    774,187   $0.12   2,217,653   $0.21   5,980,581   $ 0.60
Granted.................  1,619,762    0.25   4,435,474    0.74   3,392,550     3.66
Cancelled...............   (144,658)   0.13    (435,911)   0.32    (886,770)    1.06
Exercised...............    (31,638)   0.14    (236,635)   0.26    (712,703)    1.28
                          ---------           ---------           ---------
Outstanding at end of
  period................  2,217,653    0.21   5,980,581    0.60   7,773,658     1.82
                          ---------           ---------           ---------
Options exercisable at
  end of period.........    517,545           1,284,044           2,672,112
                          ---------           ---------           ---------
Weighted average minimum
  value of options
  granted during the
  period................              $0.06               $0.16               $ 0.79
                                      =====               =====               ======

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                         Options Outstanding at     Options Exercisable
                           December 31, 1999        at December 31, 1999
                     ------------------------------ --------------------
                                           Weighted             Weighted
                                 Weighted  Average              Average
      Range of         Number     Average  Exercise   Number    Exercise
   Exercise Prices   Outstanding Remaining  Price   Exercisable  Price
   ---------------   ----------- --------- -------- ----------- --------
   $0.08-0.14         1,170,332    7.03     $0.20      863,635   $0.20
   $0.30-0.40             7,359    7.95      0.40        7,359    0.40
   $0.64              2,886,815    8.36      0.64    1,432,236    0.64
   $0.90-1.50           666,813    8.79      1.18      204,443    1.15
   $2.90                727,607    9.21      2.90      123,577    2.90
   $3.10-4.00         2,314,732    9.82      3.99       40,862    3.99
                      ---------                      ---------
                      7,773,658                      2,672,112
                      =========                      =========

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


    During the years ended December 31, 1997, 1998 and 1999, Chordiant recorded unearned compensation expense of approximately $498, $1,500 and $11,274 related to the issuance of stock options. These expenses are being amortized over a period of four years from the date of issuance using the "multiple option" approach prescribed by FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Reward Plans. Amortization of unearned compensation expense related to these options of approximately $498, $489, and $2,660, was included in operating expenses as stock-based compensation in the years ended December 31, 1997 1998 and 1999.

    Had compensation cost for Chordiant's stock-based compensation awards been determined based on the minimum value at the grant dates as prescribed by SFAS No. 123, Chordiant's net loss would have been as follows:

                                                 Year Ended December 31,
                                               -----------------------------
                                                 1997      1998      1999
                                               --------  --------  ---------
   Net Loss:
     As reported.............................  $(11,593) $(17,440) $(23,137)
     Pro forma...............................  $(11,643) $(17,746) $(23,944)
   Basic and diluted net loss per share:
     As reported.............................  $  (2.31) $  (3.44) $  (4.34)
     Pro forma...............................  $  (2.32) $  (3.50) $  (4.49)

    Under SFAS No. 123, the minimum value of each option grant is estimated on the grant date using the following weighted average assumptions:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
   Expected lives in years.................................... 4.6   4.6   4.6
   Risk free interest rates................................... 6.2%  6.2%  5.5%
   Dividend yield............................................. 0.0%  0.0%  0.0%
   Volatility................................................. 0.0%  0.0%  0.0%

    Because the determination of the fair value of all options granted after Chordiant becomes a public entity will include an expected volatility factor in addition to the other factors described in the table above and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported results for future years.

NOTE 12--EMPLOYEE BENEFIT PLANS:

 401(k) Savings Plan

    Chordiant sponsors a 401(k) Savings Plan. Under the 401(k) plan, employees may elect to contribute up to 15% of their pre-tax compensation. Chordiant's contributions to the 401(k) plan totaled $66, $99, and $155 for the years ended December 31, 1997, 1998 and 1999.

 Defined Contribution Plan

    Chordiant also sponsors a defined contribution pension plan for the employees of Chordiant's sales office in the United Kingdom. Under the pension plan, each employee of the United Kingdom sales office may elect to contribute 5% of their pre-tax compensation. Chordiant's contributions to the pension plan totaled $0, $62, and $123 for the years ended December 31, 1997, 1998, and 1999.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 1999 Employee Stock Purchase Plan

    In November 1999, the 1999 employee stock purchase plan was adopted by the board of directors and will be submitted to the stockholders for their approval before the date of Chordiant's initial public offering, to become effective on the date of the initial public offering. The purchase plan permits participants to purchase common stock through payroll deductions. A total of 2,000,000 shares of common stock have been reserved for issuance under to the purchase plan. The amount reserved under the plan will automatically increase at the end of each year by the greater of (1) 2% outstanding shares on such date and (2) the number of shares subject to stock awards made under the purchase plan during the prior twelve month period. However, the automatic increase is subject to reduction by the board of directors.

 1999 Non-Employees Director Option Plan

    In November 1999, the 1999 director option plan was adopted by the board of directors and will be submitted to the stockholders for their approval before the date of Chordiant's initial public offering, to become effective on the date of the initial public offering. The director plan provides for the automatic grant of a nonstatutory option to purchase 25,000 shares of common stock to each new non-employee director who becomes a director after the date of Chordiant's initial public offering on the date that such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 7,500 shares on the day after each of Chordiant's annual meetings of the stockholders. Each director who is a member of a board committee will automatically be granted an additional nonstatutory option to purchase 5,000 shares on the day after each of Chordiant's annual meetings of the stockholders. A total of 700,000 shares of common stock have been reserved for issuance under the director plan. The amount reserved under the plan will automatically increase each year by the greater of (1) 0.5% outstanding shares on such date and (2) the number of shares subject to stock awards made under the director plan during the prior twelve month period. However, the automatic increase is subject to reduction by the board of directors.

NOTE 13--LICENSE AGREEMENT:

    During 1996, Chordiant entered into a value-added reseller license and services agreement with Forte Software, Inc. Under this agreement, Chordiant may acquire full-use product licenses for assignment to one or more third-party end-users and pay Forte Software, Inc. the license fees due upon delivery of the product licenses. The amounts payable to Forte Software, Inc. total 75% of the license fees charged to the end-user by Chordiant and are recognized as a cost of net revenues.

    During 1997, following the re-negotiation of a product license agreement with a third-party end-user, Forte Software, Inc. forgave some amounts due from Chordiant under the value-added reseller license and services agreement. Chordiant recognized $333 in other income during 1997.

NOTE 14--SUBSEQUENT EVENTS:

 Stock Option Grants

    From January 1, 2000 through February 10, 2000, Chordiant granted stock options to purchase an aggregate of 285,500 shares of common stock at a weighted average exercise price of $8.37 per share. In connection with the grant of these stock options Chordiant recognized unearned compensation totalling $1,893 which will be amortized over the four year vesting period of the stock options.

                            CHORDIANT SOFTWARE, INC.

            (amounts in thousands, except share and per share data)


 Stock Option Exercises

    From January 1, 2000 through February 10, 2000, Chordiant issued 1,432,465 shares of common stock in connection with employee stock option exercises. Cash proceeds received by Chordiant from the exercises totaled $636. Additionally, Chordiant received notes receivable from stockholders totaling $588 in connection with such exercises.

 Potential Legal Proceedings

    In a letter dated January 25, 2000, a customer claimed that Chordiant breached a license and related services agreements and provided notice of the customer's intent to terminate the agreements. The customer alleged that Chordiant failed to meet product specifications and development-related milestones and requested that Chordiant either cure the alleged breaches or, if unable to do so, refund the customer's past payments. Chordiant, after consultation with legal counsel, does not believe that it breached its agreements with the customer and intends to continue to satisfy its obligations to the customer. Chordiant intends to defend itself vigorously if an action is brought by the customer. An estimate of the possible loss or range of possible loss upon an unfavorable outcome can not be made at this time. During the years ended December 31, 1999 and 1998, Chordiant recognized $5.3 million and $1.5 million of revenue from the customer. At December 31, 1999, Chordiant's outstanding receivable balance from the customer was $1.7 million. An unfavorable outcome in the dispute with the customer, could result in a material adverse effect on the consolidated financial position, results of operations and cash flows of Chordiant.

                       [LOGO OF CHORDIANT SOFTWARE, INC.]

PROSPECTUS


                      [LOGO OF CHORDIANT SOFTWARE, INC.]


                               4,500,000 Shares

                                 Common Stock

   Chordiant Software, Inc. is offering 4,500,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol CHRD. The initial public offering price will be $18.00 per share.

                              -------------------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                              -------------------

                                                          Per Share    Total
                                                          --------- -----------
Public Offering Price....................................  $18.00   $81,000,000
Underwriting Discounts and Commissions...................  $ 1.26   $ 5,670,000
Proceeds to Chordiant....................................  $16.74   $75,330,000

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We have granted the underwriters a 30-day option to purchase up to an additional 425,000 shares of our common stock to cover over-allotments. Two of our stockholders, who are identified on page 66, have granted the underwriters a 30-day option to purchase up to an additional 250,000 shares of our common stock to cover over-allotments.

                              -------------------

Robertson Stephens International
                       Dain Rauscher Wessels
                                                     Thomas Weisel Partners LLC

               The date of this prospectus is February 14, 2000

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, and Thomas Weisel Partners LLC, have each agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   FleetBoston Robertson Stephens Inc. and BancBoston
     Robertson Stephens International Limited.................     2,250,000
   Dain Rauscher Incorporated.................................     1,125,000
   Thomas Weisel Partners LLC.................................     1,125,000
                                                                   ---------
     Total....................................................     4,500,000
                                                                   =========

    We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price of $18.00 per share and to dealers at that price less a concession of not more than $0.76 per share, of which $0.10 may be allowed to other dealers. After the initial public offering, these prices may be reduced by the representatives. This reduction will not change the amount of proceeds to be received by us or the selling stockholders. The common stock is offered by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 91 filed public offerings of equity securities, of which 73 have been completed, and has acted as a syndicate member in an additional 48 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except for its contractual relationship with us under to the underwriting agreement entered into for this offering.

    The following table summarizes the compensation to be paid to the underwriters by Chordiant:

                                                                   Total
                                                           ---------------------
                                                            Without
                                                      Per    Over-    With Over-
                                                     Share allotment  allotment
                                                     ----- ---------- ----------
Underwriting discounts and commissions paid by
  Chordiant........................................  $1.26 $5,670,000 $6,205,500
Expenses payable by Chordiant......................  $0.25 $1,108,197 $1,108,197
                                                     ----- ---------- ----------
  Total............................................  $1.51 $6,778,197 $7,313,697

    Over-allotment Options. We have granted to the underwriters an option to purchase from the Company up to 425,000 additional shares of common stock at $16.74 per share. Additionally, a principal stockholder and a family trust for the benefit of the family of Carol Realini and Joseph Tumminaro, each a director and founder of Chordiant, and an educational trust for the benefit of the children of Mr. Tumminaro and Ms. Realini have granted to the underwriters an option to purchase up to 250,000 additional shares of common stock at $16.74 per share. Each option is exercisable for 30 days after the date of this prospectus. If the underwriters exercise either option, each of the underwriters will be required to purchase the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered.

    If purchased, these additional shares will be sold by the underwriters on the same terms as those offered by this prospectus. If our option is exercised we will be required to sell shares the underwriters choose to purchase under the option. If the selling stockholders' option is exercised, they will be required to sell the shares the underwriters choose to purchase under the option. The underwriters are obligated to exercise the selling stockholders option in full before to exercising their option with us. The underwriters may exercise these options only to cover over-allotments made for the sale of the shares of common stock offered in this offering.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, Chordiant and the selling stockholders, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-up Agreements. Our officers, directors and stockholders have agreed, for a period of 180 days after the date of this prospectus, that, subject to exceptions, they will not offer to sell or transfer any shares of common stock or any securities convertible into shares of common stock owned as of the date of this prospectus or, with some exceptions, acquired by them after the date of this prospectus without the written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may release all or a portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares before the expiration of the lock-up period other than through this offering.

    Future Sales. We have agreed that until 180 days after the date of this prospectus, we will not, subject to some exceptions, without the written consent of FleetBoston Robertson Stephens Inc.:

  . consent to the transfer of any shares held by stockholders before the expiration of the lock-up period; or

  . issue, sell or transfer any shares of common stock or any securities convertible into our common stock other than

    (1) the sale of shares in this offering,

    (2) the issuance of common stock upon the exercise of outstanding options,

    (3) the issuance of options under existing stock option and incentive plans, and

    (4) the issuance of up to 3,400,000 shares as a result of future acquisitions.

    Listing. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol CHRD.

    No Prior Public Market. Before this offering, there was no public market for our common stock. As a result, the initial public offering price for the common stock offered in this offering will be determined through negotiations between us and the representatives. We will determine the initial offering price based on factors including:

  . prevailing market conditions,

  . our financial information,

  . market valuations of other companies that we and the representatives believe to be comparable to ours,

  . estimates of our business potential, and

  . our present state of development.

    Stabilization. The representatives have advised us that the underwriters may perform the following transactions.

                   Transaction                                   Description

     stabilizing bid                              a bid for or the purchase of the common
                                                  stock on behalf of the underwriters for
                                                  the purpose of fixing or maintaining the
                                                  price of the common stock.

     syndicate covering transaction               a bid for or the purchase of the common
                                                  stock on behalf of the underwriters to
                                                  cover a position where the underwriter
                                                  has sold shares it did not yet own,
                                                  incurred by the underwriters for this
                                                  offering.

     penalty bid                                  an arrangement permitting the
                                                  representatives to reclaim the selling
                                                  concession otherwise payable to an
                                                  underwriter for this offering if the
                                                  common stock originally sold by the
                                                  underwriter is purchased by the
                                                  representatives in a syndicate covering
                                                  transaction and has therefore not been
                                                  effectively placed by the underwriter.

These transactions may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might prevail in the open market. The representatives have advised us that these transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

    Internet Distribution. A limited number of shares will be made available to the customers of E*TRADE Securities, Inc. E*TRADE Securities will make a copy of the prospectus in electronic format available on its web site located at www.etrade.com. E*TRADE will accept conditional offers to purchase shares from all of its customers that complete and pass an online eligibility profile. If the demand for shares from the customers of E*TRADE exceeds the number of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. There are no plans to direct shares to particular internet purchasers.

    Directed share program. At our request, the underwriters have reserved up to 225,000 shares of common stock to be issued by Chordiant and offered for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Chordiant. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not purchased by the identified persons will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against liabilities and expenses, including some liabilities under the Securities Act of 1933, in connection with the sales of these shares.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Other specified legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.